CREDIT AGREEMENT
Providing for a Senior Revolving
Credit Facility of
US$500,000,000

AMONG

OVERSEAS SHIPHOLDING GROUP, INC.
OSG BULK SHIPS, INC.
and
|OSG INTERNATIONAL, INC.,
as Joint and Several Borrowers

AND

The banks and financial institutions
identified on Schedule I, as Lenders

AND

DnB NOR BANK ASA,
acting through its New York Branch,
as Administrative Agent and Mandated Lead Arranger

Dated as of January 14, 2005

TABLE OF CONTENTS

Page

1. DEFINITIONS   *

1.1. Defined Terms.   *

1.2. Computation of Time Periods; Other Definitional Provisions. *

1.3. Accounting Terms. *

1.4. Certain Matters Regarding Materiality. *

1.5. Forms of Documents. *

2. THE FACILITY *

2.1. Purposes. *

2.2. Advances. *

2.3. Alternate Currencies. *

2.4. Drawdown Notice. *

2.5. Effect of Drawdown Notice. *

2.6. Funding of Advances. *

2.7. Notation of Advance. *

2.8. Reduction of the Commitments. *

2.9. Mandatory Prepayments. *

2.10. Several Obligations. *

2.11. Pro Rata Treatment. *

3. CONDITIONS *

3.1. Conditions Precedent to Availability of the Facility. *

(a) Corporate Authority. *

(b) The Agreement. *

(c) The Notes. *

(d) The Creditors. *

(e) Fees. *

(f) Environmental Claims. *

(g) Legal Opinions. *

(h) Appointment of Process Agent. *

(i) Officer's Certificate. *

(j) Financial Information. *

(k) Insurance. *

(l) List of Vessels. *

3.2. Further Conditions Precedent. *

(a) Drawdown Notice. *

(b) Representations and Warranties True. *

(c) No Default. *

(d) No Material Adverse Change. *

3.3. Breakfunding Costs. *

3.4. Satisfaction after Drawdown. *

4. REPAYMENT AND PREPAYMENT *

4.1. Repayment. *

4.2. Prepayment. *

4.3. Borrowers' Obligations Absolute. *

5. INTEREST AND RATE *

5.1. Payment of Interest; Interest Rate. *

5.2. Calculation of Interest. *

5.3. Maximum Interest. *

6. PAYMENTS *

6.1. Place of Payments; No Set Off. *

6.2. Federal Income Tax Credits. *

6.3. Sharing of Setoffs. *

7. REPRESENTATIONS AND WARRANTIES *

(a) Due Organization and Power. *

(b) Authorization and Consents. *

(c) Binding Obligations. *

(d) No Violation. *

(e) Filings; Stamp Taxes. *

(f) Approvals; Consents. *

(g) Litigation. *

(h) No Default. *

(i) ERISA. *

(j) Subsidiaries. *

(k) Financial Statements. *

(l) Tax Returns and Payments. *

(m) Chief Executive Office. *

(n) Insurance. *

(o) Foreign Trade Control Regulations. *

(p) Investment Company Act. *

(q) Environmental Matters and Claims. *

(r) Compliance with ISM Code and ISPS Code. *

(s) Threatened Withdrawal of DOC, SMC or ISSC. *

(t) Payment Free of Taxes. *

(u) No Material Adverse Change. *

(v) No Proceedings to Dissolve. *

(w) Compliance with Laws. Each of *

(x) OSG International Not Immune. *

(y) No Marshall Islands Filing Necessary. *

(z) Survival. *

8. COVENANTS *

8.1. Affirmative Covenants. *

A. Each of the Borrowers will: *

(a) Performance of Agreements. *

(b) Notice of Default. *

(c) Consents. *

(d) Financial Statements. *

(e) Rating Change *

(f) Preservation of Corporate Existence, Etc. *

(g) Books and Records *

(h) Inspection. *

(i) Inspection and Survey Reports. *

(j) Payment of Obligations *

(k) Compliance with Agreements, Statutes, etc. *

(l) Environmental Matters. *

(m) Maintenance of Assets. *

(n) Insurance. *

(o) Shipping Management. *

(p) Book Value. *

B. OSG will: *

(a) Consolidated Tangible Net Worth *

(b) Cash Adjusted Debt Service Coverage Ratio *

(c) Cash Adjusted Funded Debt to Cash Adjusted Consolidated Net
Tangible Assets *

(d) Unencumbered Assets to Unsecured Debt Ratio *

(e) Security Interest. *

(f) Exchange Listing *

(g) Ownership of OSG Bulk and OSG International *

(h) Administrative Agent for Service of Process. *

8.2. Negative Covenants. *

(a) Limitation on Secured Debt. *

(b) Limitations on Funded Debt. *

(c) Conduct of Business. *

(d) Limitation on Sale and Leasebacks. *

(e) Changes in Offices or Names. *

(f) Use of Proceeds. *

(g) Maximum Investments in Joint Ventures *

(h) Mergers, Consolidations and Sales of Assets. *

(i) No Money Laundering. *

(j) Transactions with Affiliates. *

(k) No Violation. *

9. EVENTS OF DEFAULT *

9.1. Events of Default. *

(a) Principal Payments *

(b) Interest and other Payments *

(c) Representations, etc *

(d) Impossibility, Illegality *

(e) Certain Covenants *

(f) Financial Covenants. *

(g) Covenants *

(h) Indebtedness and Other Obligations *

(a) . *

(i) Bankruptcy *

(j) Judgments *

(k) Inability to Pay Debts *

(l) ERISA Debt *

9.2. Indemnification. *

9.3. Application of Moneys. *

10. ASSIGNMENTS; PARTICIPATIONS; *

10.1. Assignments. *

10.2. Participations. *

10.3. Security Interest. *

10.4. Promissory Notes. *

11. ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC. *

11.1. Illegality. *

11.2. Increased Cost. *

11.3. Nonavailability of Funds. *

11.4. Determination of Losses. *

11.5. Compensation for Losses. *

11.6. Compensation for Breakage Costs. *

11.7. Currency Indemnity. *

11.8. Replacement of Lender or Participant. *

12. FEES, EXPENSES AND INDEMNIFICATION *

12.1. Fees *

12.2. Expenses. *

12.3. Indemnification. *

12.4. Time of Payment. *

13. APPLICABLE LAW, JURISDICTION AND WAIVER *

13.1. Applicable Law. *

13.2. Jurisdiction. Each of *

13.3. Waiver of Jurisdiction, Forum Non Conveniens. *

13.4. WAIVER OF JURY TRIAL. *

14. THE ADMINISTRATIVE AGENT *

14.1. Appointment and Authorization *

14.2. Administrative Agent and Affiliates. *

14.3. Action by Administrative Agent. *

14.4. Consultation with Experts. *

14.5. Liability of the Administrative Agent. *

14.6. Indemnification. *

14.7. Credit Decision. *

14.8. Successor Administrative Agent. *

14.9. Administrative Fee. *

14.10. Distribution of Payments. *

14.11. Holder of Interest in Notes. *

14.12. Assumption re Event of Default. *

14.13. Notification of Event of Default. *

14.14. Limitations of Liability of Creditors. *

15. NOTICES AND DEMANDS *

16. LIMITATION OF LIABILITY/SURVIVAL OF LIABILITY/CONTINUING
INDEMNITIES *

16.1. Limitation of Liability. *

17. MISCELLANEOUS *

17.1. Time of Essence. *

17.2. Severability. *

17.3. References. *

17.4. Further Assurances. *

17.5. Prior Agreements, Merger. *

17.6. Entire Agreement, Amendments. *

17.7. Headings. *

17.8. Survival. *

17.9. Confidentiality. *

17.10. Counterparts. *

17.11. WAIVER OF IMMUNITY. *

SCHEDULE I - LENDERS

SCHEDULE II - FUNDED DEBT AT DECEMBER 31, 2004

SCHEDULE III - ACCEPTABLE BROKERS

SCHEDULE IV - ACCEPTABLE SHIPPING MANAGEMENT COMPANIES

EXHIBIT A - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B - PROMISSORY NOTE

EXHIBIT C - FORM OF DRAWDOWN NOTICE

EXHIBIT D - FORM OF COMPLIANCE CERTIFICATE

EXHIBIT E - FORM OF INTEREST NOTICE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the "Agreement") is made as of the 14th day of January, 2005, by and among (1)  Overseas Shipholding Group, Inc., a corporation organized and existing under the laws of the State of Delaware ("OSG"), OSG Bulk Ships, Inc., a corporation organized and existing under the laws of the State of New York ("OSG Bulk"), and OSG International, Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands ("OSG International", jointly and severally with OSG and OSG Bulk, the "Borrowers", and each a "Borrower"), as joint and several borrowers, (2)  the banks and financial institutions listed on Schedule I, as lenders (together with any assignee pursuant to Section 10, the "Lenders," each a "Lender") and (3) DnB NOR BANK ASA ("Dnb NOR"), acting through its New York Branch, as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent").

WITNESSETH THAT:

WHEREAS, at the request of the Borrowers, the Administrative Agent has agreed to act in its capacity as set forth herein and the Lenders have agreed to provide the Borrowers a senior unsecured revolving credit facility in an amount of $500,000,000 on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:

  DEFINITIONS

1.1 Defined Terms. In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:
"Adjusted Fixed Charges"

shall mean for each period of four consecutive fiscal quarters (taken as a single accounting period) for which a determination is being made, the sum of (i) Fixed Charges plus (ii) the average of the amount of Current Debt of OSG and the Recourse Subsidiaries outstanding as of the end of each fiscal quarter within such period;

"Administrative Agent"	shall have the meaning ascribed thereto in the preamble;

"Advance"

shall mean any amount advanced or requested to be advanced to the Borrowers in Dollars or an Alternate Currency pursuant to Section 2.1; provided that each Advance shall be, if in Dollars, in a minimum amount of $10,000,000 and in larger multiples of $1,000,000 and, if in an Alternate Currency, the Dollar Equivalent of such amounts;

"Advance Time Charter Revenues"

shall mean, as of the date of any determination thereof, the amount of advance time charter revenues of OSG and its Recourse Subsidiaries that are properly included on the liability side of OSG's most recent consolidated balance sheet, determined in accordance with GAAP, and if not listed as separate line items on such balance sheet, such amounts as are described separately in the applicable Compliance Certificate required pursuant to Section 8.1(A)(d)(iii);

"Affiliate"

shall mean, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls such Person (a "Controlling Person") or (ii) any Person (other than such Person or a subsidiary of such Person) which is Controlled by or is under common Control with a Controlling Person;

"Alternate Currency"	shall mean any of Euros, Yen, Pounds or Swiss Francs or, subject to the consent of the Majority Lenders, any other currency;

"Alternate Currency Advance"	shall mean an Advance denominated in an Alternate Currency;

"Applicable Law"

shall mean any Law of any Authority, including, without limitation, all national, Federal, state and local banking or securities laws, to which the Person in question is subject or by which it or any of its material property is bound;

"Applicable Margin"	shall mean eight tenths of one percent (0.80%) per annum during the five (5) year period commencing on the date hereof and thereafter eighty-five hundredths of one percent (0.85%) per annum;

"Applicable Rate"	shall mean, in respect of any Advance, the rate of interest on such Advance from time to time applicable pursuant to Section 5.1;

"Assignment and Assumption Agreement(s)"	shall mean the Assignment and Assumption Agreement(s) executed pursuant to Section 10.1 substantially in the form of Exhibit A;

"Attributable Debt"

shall mean, as of the date of any determination thereof, in connection with any Sale and Leaseback Transaction which is not permitted pursuant to Section 8.2(d)(ii), the lesser of (i) the sum of the Fair Market Value of any vessels subject to such transaction and the fair market value of any non-vessel assets subject to such transaction or (ii) the present value (computed in accordance with GAAP at the imputed rate of interest used in such transaction) of the obligation of a lessee in such transaction for Rentals during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended);

"Authority"

shall mean any governmental or quasi-governmental authority, whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any national, Federal, state, local, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, board, body, branch, bureau, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign;

"Banking Day(s)"	shall mean day(s) on which banks are open for the transaction of business in London, England and New York, New York;

"Book Value"

shall mean, as of the date of any determination thereof, for any asset of OSG and the Recourse Subsidiaries, the value at which the asset of OSG and the Recourse Subsidiaries is recorded and reported by OSG in its consolidated financial statements in accordance with GAAP, consistently applied;

"Borrower(s)"	shall have the meaning ascribed thereto in the preamble;

"Capital Construction Funds"

shall mean as of the date of any determination thereof, the aggregate amount on deposit in capital construction funds established and maintained pursuant to agreement with the Secretary of Transportation in accordance with Section 1177 of the Merchant Marine Act, 1936, as amended, 46 U.S.C. Appx. Section 1177, for the account of OSG and the Recourse Subsidiaries;

"Capitalized Lease"

of any Person shall mean any lease or other arrangement conveying the right to use real or personal property where the obligations for Rentals are required to be capitalized on a balance sheet of the lessee in accordance with GAAP;

"Capitalized Rentals"

of any Person shall mean, as of the date of any determination thereof, the capitalized amount of all Rentals due and to become due under all Capitalized Leases of such Person, as lessee, reflected as a liability on the balance sheet of such Person;

"Cash"

shall mean as of the date of any determination thereof, the total amount of all cash and Cash Equivalents as determined in accordance with GAAP of OSG and the Recourse Subsidiaries including, without limitation, cash of OSG and the Recourse Subsidiaries included in Capital Construction Funds (net of any taxes calculated at the applicable rate for non-qualified withdrawals pursuant to Section 1177 of the Merchant Marine Act, 1936, as amended, 46 U.S.C. Appx. Section 1177, and penalties thereon, if any), interest-bearing deposits in banks or trust companies described in clause (c) of the definition of "Permitted Investments" with maturities of less than one year held by OSG and the Recourse Subsidiaries as the same are reflected in a consolidated balance sheet of OSG and the Subsidiaries delivered in accordance with Section 8.1(A)(d), and "Cash" shall also include, for the purposes of the calculations of Cash Adjusted Consolidated Net Tangible Assets and Cash Adjusted Funded Debt required by Section 8.1(B)(c) only, Cash of OSG and the Recourse Subsidiaries included in Restricted Funds;

"Cash Adjusted Consolidated Net Tangible Assets"

shall mean, as of the date of any determination thereof, Consolidated Net Tangible Assets less (a) Cash and (b) the value of marketable securities (as defined in accordance with GAAP) of OSG and the Recourse Subsidiaries, including, without limitation, marketable securities (net of taxes calculated as provided in the definition of Cash) in the Capital Construction Funds;

"Cash Adjusted Debt Service Coverage Ratio"

shall mean, for each four consecutive fiscal quarter periods (taken as a single accounting period) for which a determination is being made, the ratio of Cash Adjusted Income Available for Fixed Charges to Adjusted Fixed Charges;

"Cash Adjusted Funded Debt"

shall mean, as of the date of any determination thereof, Consolidated Funded Debt less (a) Cash and (b) the value of marketable securities (as defined in accordance with GAAP ) of OSG and the Recourse Subsidiaries, including, without limitation, marketable securities (net of taxes calculated as provided in the definition of Cash) in the Capital Construction Funds;

"Cash Adjusted Income Available for Fixed Charges"

shall mean, for any period, with respect to OSG and the Recourse Subsidiaries, the sum of (without duplication) (i) Net Income Available for Fixed Charges, (ii) depreciation and amortization of OSG and the Recourse Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, (iii) the average of the amounts of Cash outstanding as of the end of each of the four consecutive quarterly fiscal periods included in the determination, and (iv) the average value of marketable securities ( as defined in accordance with GAAP ) of OSG and the Recourse Subsidiaries as of the end of each of the four consecutive quarterly fiscal periods included in the determination, including, without limitation, marketable securities (net of taxes calculated as provided in the definition of Cash) in the Capital Construction Funds;

"Cash Equivalents"

shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), and (ii) time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000, and rated at least A or the equivalent thereof by S&P in respect of (ii) above, in each case having maturities of less than one year from the date of acquisition;

"Closing Date"	shall mean the date on which each of the conditions precedent to the availability of the Facility set forth in Section 3.1 shall have been met or waived;

"Code"	shall mean the Internal Revenue Code of 1986, as amended, and any successor statute and regulations promulgated thereunder;

"Collateralized Assets"	shall mean as of the date of determination any assets of OSG that are pledged or mortgaged as security for any type of financing (including Capitalized Leases);

"Commitment"

shall mean, in relation to a Lender, the portion of the Facility set out opposite its name in Schedule I hereto, or as the case may be, as set out in any Assignment and Assumption Agreement, as changed from time to time pursuant to the terms of this Agreement;

"Compliance Certificate"

shall mean a certificate in the form set out in Exhibit D, or in such other form as the Administrative Agent may agree, certifying the compliance by each of the Borrowers with all of its covenants contained herein and showing the calculations thereof, which certificate shall be executed and delivered by the chief executive officer, the chief operating officer or the chief financial officer of OSG or the designee thereof to the Administrative Agent with sufficient copies for the other Creditors to be distributed to the other Creditors by the Administrative Agent promptly upon receipt thereof pursuant to Section 8.1(A)(d) ;

"Consolidated Funded Debt"	shall mean, as of the date of determination, all Funded Debt of OSG and the Recourse Subsidiaries, determined on a consolidated basis eliminating intercompany items;

"Consolidated Net Income"

for any period shall mean consolidated net income of OSG and the Recourse Subsidiaries for such period, as shown on the consolidated financial statements of OSG and the Recourse Subsidiaries delivered in accordance with Section 8.1(A)(d);

"Consolidated Net Tangible Assets"

shall mean as of the date of any determination thereof the total amount of all Tangible Assets after excluding therefrom (i) all Restricted Investments (valued in accordance with GAAP) and (ii) any write-up of fixed assets of OSG and the Recourse Subsidiaries other than write-ups in accordance with GAAP of assets of a business made upon the acquisition of such business after December 31, 2001 and after deducting all liabilities except deferred income taxes, deferred credits, Advance Time Charter Revenues, Minority Interests, Unterminated Voyage Revenues and Consolidated Funded Debt;

"Consolidated Tangible Net Worth"

shall mean, as of the date of any determination thereof, the total of stockholders' equity (as shown on the most recent consolidated balance sheet of OSG and the Recourse Subsidiaries) less Intangible Assets of OSG and the Recourse Subsidiaries;

"Control"

shall mean, for purposes of the definition of "Affiliate," with respect to any Person, possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise (for purposes of the aforesaid definition, the term "Control" used as a verb has a corresponding meaning);

"Conversion Date"	shall have the meaning ascribed thereto in Section 11.7(a);

"Creditors"	shall mean, together, the Administrative Agent and the Lenders, each, a "Creditor";

"Current Debt"

of any Person shall mean as of the date of any determination thereof (i) the Current Portion, (ii) all other Debt of such Person other than Funded Debt and (iii) (without duplication) Guarantees by such Person of Debt of the type described in clauses (i) and (ii);

"Current Portion"

with respect to any Person or consolidated group of Persons shall mean the portion (determined in accordance with GAAP) of long-term Debt of such Person(s) shown as a current liability on the consolidated balance sheet of such Person(s);

"Debt"

of any Person shall mean (i) all liabilities for money borrowed (excluding, in the case of OSG or any Recourse Subsidiary, Debt defined herein as Non-Recourse Debt) as determined in accordance with GAAP eliminating intercompany items, (ii) (without duplication) all Capitalized Rentals of such Person (other than rentals owing from OSG or any Recourse Subsidiary to OSG or another Recourse Subsidiary), and (iii) (without duplication) all Guarantees by such Person of Debt of Persons (other than, in the case of OSG or any Recourse Subsidiary, Debt of OSG or any Recourse Subsidiary);

"Default"	shall mean any event that would, with the giving of notice or passage of time, or both, be an Event of Default;

"Default Rate"

shall mean a rate per annum equal to the greater of (i) two percent (2%) over the Applicable Rate then in effect and (ii) the sum of (x) two percent (2%) plus (y) the Applicable Margin plus (z) the LIBOR Rate for overnight or weekend deposits, as applicable;

"Defeased Amount"	shall have the meaning ascribed thereto in Section 9.1;

"Derivatives Obligations"

of any Person shall mean all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions;

"DnB NOR"	shall have the meaning ascribed thereto in the preamble;

"DOC"	shall mean a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

"Dollars" or "$"

shall mean the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Administrative Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

"Dollar Equivalent"	shall mean any notional amount of an Alternate Currency at the Dollar Exchange Rate;

"Dollar Exchange Rate"

shall be the average of the rates of exchange quoted by at least three (3) Lenders selected by the Administrative Agent or, if at the date of determination there are fewer than three (3) Lenders, all Lenders and as determined by the Administrative Agent on a date on which payment is due on any Advance hereunder or a day on which this Agreement requires the calculation of amounts advanced or available hereunder in Dollars, as the spot rate of exchange in the relevant interbank market of Dollars for any of the Alternate Currencies, as the case may be, or vice versa, in either case, including any costs associated with the relevant exchange contract, or if no such rates of exchange are offered on such date in respect of such Alternate Currency, such exchange rate in respect of such Alternate Currency as the Administrative Agent deems reasonable;

"Drawdown Date(s)"	shall mean, with respect to any Advance, the date, being a Banking Day, upon which the Borrowers have requested that such Advance be made available to the Borrowers as provided in Section 2.4;

"Drawdown Notice"	shall have the meaning ascribed thereto in Section 2.4;

"Environmental Affiliate"	shall have the meaning ascribed thereto in Section 8.1(A)(l);

"Environmental Approvals"	shall have the meaning ascribed thereto in Section 7(q);

"Environmental Claim"	shall have the meaning ascribed thereto in Section 7(q);

"Environmental Laws"	shall have the meaning ascribed thereto in Section 7(q);

"ERISA"	shall mean the Employee Retirement Income Security Act of 1974, as amended;

"ERISA Affiliate"	shall mean a trade or business (whether or not incorporated) which is under common control with any Borrower within the meaning of Sections 414(b),(c),(m) or (o) of the Code;

"ERISA Group"	shall mean OSG and its subsidiaries;

"Euro(s)"	shall mean the legal currency, at any relevant time hereunder, of the European Monetary Union;

"Event(s) of Default"	shall mean any of the events set out in Section 9.1;

"Exchange Act"	shall mean the Securities Exchange Act of 1934, as amended;

"Facility"

the line of credit, in an amount not to exceed Five Hundred Million Dollars ($500,000,000) in aggregate principal amount, to be made available to the Borrowers pursuant to Section 2 hereof, as the same may be reduced from time to time pursuant to Section 2.8 hereof; provided, however, that at any time one or more Alternate Currency Advances is outstanding or requested by the Borrowers, such amount shall be reduced by an amount equal to ten percent (10%) of the Dollar Equivalent of the aggregate amount of all outstanding Alternate Currency Advances;

"Facility Balance"	shall mean, as of the date of determination, the Dollar amount of the Facility outstanding at such time;

"Facility Period"	shall mean the period from the date hereof to the date which is seven (7) years from the date hereof;

"Fair Market Value"

shall mean, in respect of any vessel, the average of two sets of appraised values of such vessel as determined by two (2) independent brokers chosen from the brokers listed on Schedule III, such vessel to be valued on a stand alone basis, free and clear of any liens, charters or other encumbrances and with no value given to any pooling arrangements. One broker shall be selected by the Borrowers and one broker shall be selected by the Administrative Agent. No appraisal shall be dated more than thirty (30) days prior to the date on which such appraisal is required pursuant to this Agreement;

"Fee Letter"	shall mean that certain letter agreement by and between the Administrative Agent and the Borrowers dated as of January 14, 2005;

"Final Payment Date"

shall mean the date which falls on the seventh (7th) anniversary of the date of this Agreement. If such day is not a Banking Day, the Final Payment Date shall be the immediately preceding Banking Day or such earlier date on which all sums become due and payable under this Agreement whether by prepayment, acceleration or otherwise;

"Fixed Charges"

for any period shall mean on a consolidated basis the sum of (i) all Rentals (other than Capitalized Rentals) payable in respect of such period by OSG and the Recourse Subsidiaries, and (ii) all Interest Charges on all Indebtedness (including the interest component of Capitalized Rentals) of OSG and the Recourse Subsidiaries;

"Funded Debt"

of any Person shall mean all Debt of such Person having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), excluding the Current Portion of such Debt solely to the extent that such Person has sufficient availability under (i) existing credit facilities (including this Agreement) or (ii) underwritten commitments on terms reasonably satisfactory to the Administrative Agent to refinance such Current Portion for a period of at least 12 months;

"GAAP"

shall mean generally accepted accounting principles at the time in the United States, except that (so long as the Statement of Financial Accounting Standards No. 94 (or any substantially similar successor statement) is in effect), with respect to financial statements of OSG and the Recourse Subsidiaries, the failure to consolidate Non-Recourse Subsidiaries shall be deemed to be in accordance with such principles;

"Guarantee"

by any Person shall mean, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), contingent or otherwise, of such Person (the "Guarantor") directly or indirectly guaranteeing or having the economic effect of a guarantee of any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of the Guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or any security therefor (whether arising by virtue of partnership arrangements, by agreement to keep-well, to take-or-pay (or similar arrangements involving the purchase of goods, securities or services), or to maintain working capital, equity capital or any other financial statement condition or liquidity of such other Person or otherwise); or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" used as a verb has a corresponding meaning;

"Indebtedness"

of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all Debt of such Person;

"Intangible Assets"

shall mean, as of the date of any determination thereof, goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expenses, organization expenses, unamortized debt discount and expenses, deferred charges (other than unamortized deferred drydock costs, unterminated voyage expenses, prepaid insurance, prepaid taxes, prepaid charterhire and other prepaid items properly excludable from intangible assets under GAAP), the excess of cost of shares acquired over fair value of underlying tangible assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP;

"Interest Charges"	for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made;

"Interest Notice"

means a notice from the Borrowers to the Administrative Agent to be delivered to the Administrative Agent at least three (3) Banking Days prior to the end of any then existing Interest Period and specifying the duration of any relevant Interest Period, substantially in the form of Exhibit E;

"Interest Period"

shall mean with respect to any Advance, (a) each seven (7) day period (a "Seven Day Interest Period") or each one (1), three (3), six (6) or twelve (12) month period commencing on the date such Advance is made or the last day of the next preceding Interest Period with respect to such Advance and ending on the seventh (7th) day thereafter or on the same day in the first, third, sixth or twelfth calendar month thereafter, in each case, as selected by the Borrowers in the Interest Notice or, (b) in the Lenders' discretion, such other period(s) in excess of twelve (12) months as may be agreed; provided, however, (i) in each case, that each such Interest Period (if such Interest Period is a whole number of months) which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month, (ii) that if no LIBOR Rate is quoted or available for a 12 month Interest Period or a Seven Day Interest Period, the Borrowers shall not request, and the Lenders need not fund, a 12 month Interest Period or a Seven Day Interest Period, as the case may be, (iii) there shall be no more than four (4) Seven Day Interest Periods outstanding at any time and (iv) there shall be no more than twelve (12) Interest Periods outstanding at any one time; provided, however, that Interest Periods may be consolidated at the end of any Interest Period. If at the end of any then existing Interest Period the Borrowers fail to deliver an Interest Notice or an Event of Default shall have occurred and be continuing, the relevant Interest Period shall be one month.

Notwithstanding the foregoing, (i) no Interest Period for any Advance may extend beyond the Final Payment Date; (ii) each Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next succeeding calendar month, on the next preceding Banking Day); and (iii) each Interest Period which would otherwise commence before and end after the Final Payment Date shall end on the Final Payment Date;

"Investments"

shall mean all investments, regardless of the form of consideration paid therefor, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business;

"ISM Code"

shall mean the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and shall include any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISPS Code"

shall mean the International Ship and Port Facility Code adopted by the International Maritime Organization at a conference in December 2002 and incorporated into the Safety of Life at Sea Convention and shall include any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISSC"	shall mean the International Ship Security Certificate issued pursuant to the ISPS Code;

"Joint Venture"

shall mean at any date any Person (other than a Subsidiary) in which OSG or any Subsidiary has an ownership interest or profits or loss which would be accounted for in the consolidated financial statements of OSG and its consolidated Subsidiaries by the equity method if such statements were prepared as of such date;

"judgment currency"	shall have the meaning ascribed thereto in Section 11.7(a);

"Law"

shall mean any law, rule, regulation or official code, consent decree, constitution, decree, directive, enactment, guideline, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, requirement, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority;

"Lender(s)"	shall have the meaning ascribed thereto in the preamble;

"LIBOR Rate"

shall mean, with respect to any Interest Period for any Advance, the rate per annum determined by the Administrative Agent to be equal to the quotient (rounded upwards, if necessary, to the next higher fourth decimal) of (y) (i) the rate of interest for deposits in Dollars or the relevant Alternate Currency, as the case may be for a period equal to the number of days in such Interest Period which appears as of 11:00 A.M., London time, on the day that is two (2) Banking Days prior to the first day of such Interest Period, as displayed on page LIBOR01 of the Reuters screen in the case of Dollars, Pounds, Yen or Euros (or such other page which may replace such page) or page LIBOR02 of the Reuters screen in the case of Swiss Francs (or such other page which may replace such page), as the case may be, on such system or on any other system of the information vendor being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association Recommended Terms and Conditions dated August 1985) or (ii) if no rate is so displayed at such time, LIBOR shall be equal to the arithmetic mean (rounded upward if necessary to four decimal places) of the rates respectively quoted to the Administrative Agent by each of the Reference Banks as the offered rate for deposits of Dollars or the relevant Alternate Currency, as the case may be, in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such Interest Period (or, in the case of a Seven Day Interest Period, if greater, the rate of interest for deposits in Dollars or the relevant Alternate Currency, as the case may be, for a one month period) to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second LIBOR Reference Day before the first day of such period, divided by (z) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage;

"LIBOR Rate Reserve Percentage"

shall mean, for any day, the maximum percentage (expressed as a decimal) specified from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including, but not limited to, supplemental, marginal and emergency reserves) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System. The LIBOR Rate shall be adjusted automatically with respect to any Advance outstanding on the effective date of any change in the LIBOR Rate Reserve Percentage, as of such effective date;

"LIBOR Reference Date"	shall mean the days on which banks in the London interbank market generally will provide quotations for deposits in the relevant currencies;

"Lien"

shall mean, with respect to any asset, any interest in such asset securing an obligation owed to, or a claim by, a Person other than the owner of the asset, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, title retention agreement or trust receipt or a lease, consignment or bailment for security purposes or any arrangement having substantially the same economic effect as any of the foregoing. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, any purchase options or calls, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, OSG or a Recourse Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien;

"List of Vessels"	shall mean a list of vessels more than fifty percent (50%) owned directly or indirectly by the Borrowers or any Subsidiary, which list shall describe each Lien on any such vessel;

"Majority Lenders"

shall mean Lenders whose aggregate Commitments exceed fifty-one percent (51%) of the total Commitments or if the Commitments have terminated, Lenders holding in the aggregate in excess of fifty-one percent (51%) of the Facility Balance;

"Material Adverse Change"

shall mean the occurrence of an event or condition which (a) materially impairs the ability of OSG and the Subsidiaries to meet or perform any of their obligations with regard to (i) the Facility and the financing arrangements established in connection therewith or (ii) any of their respective other obligations that are material to OSG and the Subsidiaries considered as a whole or (b) materially impairs the rights of or benefits or remedies available to the Lenders under this Agreement;

"Material Financial Obligations"

means  a principal or face amount of Debt (in the case of Derivatives Obligations, determined in respect of any counterparty on a net basis) in each case of OSG and/or one or more of the Subsidiaries, and arising in one or more related or unrelated transactions, exceeding in the aggregate $10,000,000 (or its equivalent in any other currency);

"Material Subsidiary"

shall mean, at any date, each of the following: (i) any Subsidiary (other than OSG Bulk or OSG International) which owns, leases or charters any vessel on such date and/or (ii) any Subsidiary or Subsidiaries the assets of which, individually or in the aggregate, had an aggregate book value (net of depreciation) as of the date of the consolidated balance sheet of OSG and the Subsidiaries most recently delivered or required to be delivered to the Administrative Agent pursuant to Section 8.1(A)(d) prior to such date, in excess of the lesser of (x) $50,000,000 and (y) 2% of the aggregate book value (net of depreciation) of all assets of OSG and the Subsidiaries as of the date of such balance sheet;

"Materials of Environmental Concern"	shall have the meaning ascribed thereto in Section 7 (q);

"Minority Interests"

shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by OSG and/or one or more of the Recourse Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidation value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock;

"Moody's"	shall mean Moody's Investors Service, Inc.;

"Multiemployer Plan"

shall mean a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions;

"Multiple Employer Plan"

shall mean an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which a Borrower or ERISA Affiliate, and one or more employers other than a Borrower or ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which a Borrower or ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan;

"Net Income Available for Fixed Charges"

for any period shall mean Consolidated Net Income excluding extraordinary gains or losses (adjusted for taxes, if any) during such period plus (to the extent used in the determination of Consolidated Net Income), (i) all provisions for any Federal, state or other taxes based on income made by OSG and the Recourse Subsidiaries during such period and (ii) Fixed Charges during such period;

"Non-Recourse Debt"

shall mean Debt of any Subsidiary (i) that is not Guaranteed by OSG or any Recourse Subsidiary, (ii) that is not secured by a Lien on any asset of OSG or any Recourse Subsidiary and (iii) with respect to which Debt or Subsidiary neither OSG nor any of the Recourse Subsidiaries has any express obligation or has written any instrument or letter indicating its support for such Debt or Subsidiary; provided that Debt of such Subsidiary shall constitute Non-Recourse Debt only if (x) OSG shall have given the Lenders, through the Administrative Agent, written notice at least twenty (20) days prior to the incurrence, issuance, assumption or Guarantee thereof (or, in the case of Debt of a Person to be acquired by such Subsidiary, prior to the time of such acquisition) and (y) the terms and conditions of the related documentation insofar as they relate to the non-recourse nature of such Debt, and the final form of such documentation with respect thereto, shall be reasonably satisfactory to the Majority Lenders;

"Non-Recourse Subsidiary"

shall mean, at any time, a Subsidiary (i) having no Debt at such time (other than Non-Recourse Debt) and (ii) as to which an officer of OSG has, prior to the issuance, incurrence, assumption or Guarantee of any Non-Recourse Debt by such Subsidiary, delivered a certificate to the Administrative Agent certifying that such Subsidiary is a Non-Recourse Subsidiary in accordance with the terms of this Agreement;

"Note"

shall mean promissory notes, to be executed by the Borrowers in favor of a Lender pursuant to Section 3.1(c) to evidence the Advances made by such Lender and substantially in the form set out in Exhibit B or in such other form as the Administrative Agent may agree and shall include any promissory note issued by the Borrowers pursuant to Section 10.4, collectively, the "Notes";

"Operating Assets"

of OSG and the Recourse Subsidiaries shall mean, as of the date of any determination thereof, all assets of such Person as determined in accordance with GAAP other than Cash and marketable securities of OSG and the Recourse Subsidiaries;

"Operator"

shall mean, in respect of any of the Borrowers' vessels, the Person who is concerned with the operation of such vessel and falls within the definition of "Company" set out in rule 1.1.2 of the ISM Code;

"OSG"	shall have the meaning ascribed thereto in the preamble ;

"OSG Bulk"	shall have the meaning ascribed thereto in the preamble;

"OSG International"	shall have the meaning ascribed thereto in the preamble;

"Participant"	shall have the meaning ascribed thereto in Section 10.2;

"PBGC"	shall mean the Pension Benefit Guaranty Corporation;

"Permitted Country(ies)"

shall mean any or all of the following: United States of America, United Kingdom, Ireland, France, Belgium, the Netherlands, Germany, Sweden, Denmark, Norway, Switzerland, Finland, Austria, Spain, Portugal, Italy, Luxembourg, Greece, the Cayman Islands, Canada and Japan;

"Permitted Investments"

shall mean any of the following:

(a) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by OSG or any Subsidiary, is rated one of the two highest ratings by S&P or by Moody's or any substantially similar commercial paper or short-term ratings by any other nationally recognized credit rating agency domiciled in the United States of America or the United Kingdom which in the reasonable opinion of the Majority Lenders is of similar standing and with comparable rating categories and methodologies (a "Substitute Rating Agency");

(b) Investments in obligations directly issued by or fully and unconditionally guaranteed as to principal and interest by the United States of America or any agency or instrumentality of the United States of America, in either case, maturing in three (3) years or less from the date of acquisition thereof;

(c) Investments in certificates of deposit, time deposits or bankers' acceptances issued by a Lender or any other bank or trust company organized under the laws of any Permitted Country or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 maturing in 270 days or less from the date of acquisition thereof;

  Investments in indebtedness of any governmental body of the United States of America or any State or political subdivision thereof, which indebtedness is at all times accorded one of the two highest ratings by S&P, Moody's, or a Substitute Rating Agency maturing not later than three (3) years from the date of acquisition thereof (or, if maturing more than three (3) years after the date of acquisition, which is subject to a put at par by the holder thereof on a weekly or more frequent basis);

  Investments in money market investment programs which are classified as a current asset in accordance with GAAP and which are administered by reputable financial institutions having capital, surplus and undivided profits of at least $500,000,000 and which are registered under the Investment Company Act of 1940, as amended; and

  investments in money market and auction rate preferred stocks rated "A" or better by S&P or Moody's or a similar category by a Substitute Rating Agency;

"Person"

shall mean an individual, partnership, corporation, limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

"Plan"	shall mean any employee benefit plan (other than a Multiemployer Plan or a Multiple Employer Plan) covered by Title IV of ERISA or Section 302 of ERISA;

"Pound(s)"	shall mean the legal currency, at any relevant time hereunder, of the United Kingdom;

"Rate of exchange"	shall have the meaning ascribed thereto in Section 11.7(d);

"Recourse Subsidiaries"	shall mean all Subsidiaries of OSG other than the Non-Recourse Subsidiaries;

"Reference Banks"	shall mean the banks chosen from time to time by the British Bankers' Association for the purpose of establishing Interest Settlement Rates;

"Regulation T"	shall mean Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;

"Regulation U"	shall mean Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;

"Regulation X"	shall mean Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time;

"Rentals"

shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a Person, as lessee or sublessee under a lease of real or personal property (excluding (i) fixed payments on any item of personal property involving rentals of less than $1,000 per month each and $10,000 per month in the aggregate), and (ii) hire and other amounts payable under any time charter of a vessel for a remaining period less than twelve (12) months, including any optional extensions or renewals) but shall be exclusive of any amounts required to be paid by such Person, directly or indirectly (whether or not designated as rents or additional rents), on account of maintenance, repairs, insurance, taxes and similar charges incurred by such lessee or sublessee. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues;

"Restricted Funds"

shall mean restricted funds established and maintained pursuant to Title XI reserve fund and financial agreements between OSG or any of the Subsidiaries and the Secretary of Transportation in accordance with Title XI of the Merchant Marine Act, 1936, as amended, and the regulations promulgated thereunder; provided that "Restricted Funds" shall mean, for any period, the aggregate amount on deposit in Restricted Funds as so defined as of the last day of such period, as the same is reflected in a consolidated balance sheet of OSG and the Subsidiaries as of such date;

"Restricted Investments"

shall mean all Investments by OSG or any Recourse Subsidiary in any Person or property except the following:

(a) Permitted Investments;

(b) Cash;

(c) Investments in Shipping and Related Businesses;

(d) Investments by OSG and the Recourse Subsidiaries in and to Recourse Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Recourse Subsidiary;

(e) Investments in property to be used in the ordinary course of business;

(f) Investments in marketable securities (as defined in accordance with GAAP); and

(g) Investments (in addition to those listed in (a) through (f) above) in Persons not engaged in Shipping and Related Businesses and which are not Recourse Subsidiaries in an amount (excluding Investments existing as of the date of this Agreement) not to exceed the sum of (i) $10,000,000 plus (ii) 10% of Consolidated Tangible Net Worth;

"Sale and Leaseback Transaction"

shall mean any arrangement with any Person to which such Person is a party, (not including, in either case, OSG or any Recourse Subsidiary) providing for the leasing by OSG or a Recourse Subsidiary for a period, including renewals, in excess of three years of any asset which has been or is to be sold or transferred more than 180 days after the acquisition or occupancy thereof or the completion of construction and commencement of full operation thereof, whichever is later, by OSG or any Recourse Subsidiary to such Person;

"Secured Debt"	shall mean all Debt of OSG or any Recourse Subsidiaries which is secured by a Lien on any of the property or assets of OSG or any of the Recourse Subsidiaries;

"Securities and Exchange Commission"

shall mean the United States Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, or the Exchange Act;

"Security"	shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended;

"Shipping and Related Businesses"

shall mean any one or all of the following: owning, chartering, leasing, crewing, navigating, managing, supplying or operating or repairing commercial vessels of all kinds, including but not limited to cargo ships, liners, container ships, passenger vessels, tugs, barges and ferries; owning, operating or managing transportation assets ancillary to or in furtherance of the transportation of freight and passengers by water; owning, operating or managing terminals and other facilities of any kind incidental or ancillary to or in furtherance of the transportation of freight and passengers by water; and owning, managing or operating terminals, docks, piers, quays, wharves, dry docks, storage facilities and port facilities incidental or ancillary to or in furtherance of the transportation of freight and passengers by water;

"S&P"	shall mean Standard & Poor's Ratings Services, a division of McGraw-Hill Inc.;

"SMC"	means the safety management certificate issued in respect of any of the Borrowers' vessels in accordance with rule 13 of the ISM Code;

"Subordinated Funded Debt"

shall mean all unsecured Funded Debt of the Borrowers which shall contain or have applicable thereto subordination provisions (reasonably satisfactory to the holders of not less than 66 2/3% in aggregate principal amount of the Commitments or, if the Commitments have been terminated, of the Facility Balance) providing for the subordination of such unsecured Funded Debt to other Debt of the Borrowers, including, without limitation, to the Notes;

"subsidiary"

shall mean as to any particular Person, at any date, any corporation, limited liability company, partnership or other entity of which more than 50% (by number of votes of the Voting Stock or other ownership interests having ordinary voting power) are beneficially owned or controlled, directly or indirectly, by such Person and/or one or more other subsidiaries of such Person;

"Subsidiary(ies)"	shall mean a/the subsidiary(ies) of OSG;

"Subsidiary Structurally Subordinated Assets"

shall mean, as of the date of any determination thereof, for any Recourse Subsidiary (other than OSG Bulk or OSG International), an amount equal to the Debt which is not Secured Debt plus one-third (1/3) of an amount equal to (i) the total Book Value of assets minus (ii) the total amount of Debt which is not Secured Debt:

"Swiss Francs"	shall mean the legal currency, at any time hereunder, of the Federation of Switzerland;

"Tangible Assets"

shall mean, as of the date of determination thereof, the Book Value of assets of OSG and the Recourse Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangible Assets therefrom;

"Taxes"

shall mean any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of any Lender imposed by the United States of America, the State or The City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted solely by reason of the activities of the Borrowers or any of the Subsidiaries);

"Termination Event"

shall mean (i) a "reportable event," as such term is defined in Section 4043 of ERISA, (ii) the withdrawal of any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer," as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by any Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (iii) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA or the termination or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA, (iv) the institution of proceedings to terminate a Plan or a Multiemployer Plan or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

"Transaction Documents"	shall mean each of this Agreement and the Notes;

"Unencumbered Assets"

shall mean, as of the date of any determination thereof, Tangible Assets (excluding the Book Value of any assets of any Subsidiaries, the shares of stock or any evidence of Indebtedness of which have been pledged to secure any obligations) less the sum of (without duplication) (i) Attributable Debt and (ii) the Book Value of any assets of OSG and any Recourse Subsidiary which have become or have been agreed to become subject to a Lien securing any Secured Debt and (iii) Subsidiary Structurally Subordinated Assets;

"Unsecured Debt"	shall mean, as of the date of any determination thereof, all Debt of OSG and the Subsidiaries other than Secured Debt;

"Unterminated Voyage Revenues"

shall mean, as of the date of any determination thereof, accrued but unpaid revenues for uncompleted voyages the amounts thereof determined in accordance with GAAP as reflected in the consolidated financial statements of OSG and the Recourse Subsidiaries;

"Voting Stock"

shall mean, with respect to any Person, Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions) of such Person;

"Withdrawal Liability"	shall have the meaning given to such term under Part 1 of Subtitle E of Title IV of ERISA; and

"Yen"	shall mean the legal currency, at any time hereunder, of Japan.

    Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Transaction Documents, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding"; words importing either gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments (including this Agreement and the other Transaction Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement or the other Transaction Documents); references to any matter that is "approved" or requires "approval" of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified; words importing the singular number only shall include the plural and vice versa (except as indicated), as may be appropriate; references to any Person shall include such Person, its successors and permitted assigns and transferees.

    Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Agreement and in the Notes shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or to the Lenders under this Agreement shall be prepared, in accordance with GAAP as in effect from time to time.

    Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of the Borrowers in this Agreement is qualified by reference to those which are not reasonably expected to result in a "Material Adverse Change" or language of similar import, no inference shall be drawn therefrom that the Administrative Agent or any Lender has knowledge or approves of any noncompliance by such Borrower with any governmental rule.

    Forms of Documents. Except as otherwise expressly provided in this Agreement, references to documents or certificates "substantially in the form" of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 17.6 of this Agreement, as the case may be, or the correlative provisions of the Transaction Documents.

  THE FACILITY

    Purposes. The Lenders shall make the Facility available to the Borrowers (i) to refinance a portion of the existing indebtedness of Stelmar Shipping Ltd., a publicly traded Liberian company the shares of which OSG has agreed to acquire, (ii) to finance a portion of such share purchase and (iii) for other lawful corporate purposes.

    Advances. Each of the Lenders, relying upon each of the representations and warranties set out in Section 7, hereby severally, and not jointly, agrees with the Borrowers that, subject to and upon the terms of this Agreement, it will on the Drawdown Dates from time to time during the Facility Period make its portion of the Advances in Dollars or an Alternate Currency, as requested by the Borrowers, available through the Administrative Agent, to the Borrowers in an amount not to exceed its Commitment ratably with the other Lenders according to their respective Commitments; provided, however, that at no time shall the outstanding aggregate principal amount of the Advances made by any Lender exceed the Lender's Commitment or the outstanding aggregate principal amount of all Advances of all Lenders hereunder exceed the total Commitments of all Lenders; provided, however, that there shall be no more than three (3) Alternate Currency Advances outstanding at any time; and provided, further, no Advances shall be made if the Administrative Agent is holding a Defeased Amount in an interest bearing collateral account pursuant to Section 9.1 hereof unless the Borrowers deposit an additional amount equal to the Facility Balance in such account.

    Alternate Currencies. To the extent provisions of this Agreement require the calculation of amounts advanced or available hereunder in Dollars, any such amounts (if denominated in a currency other than Dollars) which are subject to such calculation shall, for purposes of such calculations, be notionally converted to Dollars at the relevant Dollar Exchange Rate then prevailing. The calculation of such currency conversion shall be certified by the Administrative Agent, which certification, absent any manifest error, shall be conclusive and binding on the Borrowers and the Lenders. If exchange rate fluctuations cause the Facility Balance to exceed the Commitments of all Lenders at any time, then the Borrowers shall, within seven (7) days of written demand of the Administrative Agent, repay Advances in an amount equal to such excess.

    Drawdown Notice. The Borrowers shall, in respect of all Advances, serve a written notice (a "Drawdown Notice") on the Administrative Agent (which shall promptly furnish a copy to each Lender) not later than 11:00 A.M., New York City time, at least three (3) Banking Days prior to the date of the proposed Advance. Each Drawdown Notice shall specify (a) the date of the proposed borrowing (which shall be a Banking Day), (b) the principal amount of the Advance to be made by the Lenders on that date, (c) the Interest Period requested by the Borrowers, which period may end no later than the Final Payment Date, and (d) the disbursement instructions for the proceeds of such Advance. Each Drawdown Notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable and shall be in the form set out in Exhibit C.

    Effect of Drawdown Notice. Each Drawdown Notice shall be deemed to constitute a warranty by the Borrowers: (a) that the representations and warranties stated in Section 7 are true and correct on the date of such Drawdown Notice and will be true and correct on the applicable Drawdown Date as if made on such date, (b) that no Default or Event of Default has occurred and is continuing on such Drawdown Date or would result from the making of an Advance, and (c) that the Conditions Precedent stated in Section 3.1 have been satisfied.

    Funding of Advances. Upon receipt of a Drawdown Notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's share of the proposed Advance.

    (a) Not later than 11:00 A.M. New York City time on the Drawdown Date of each Advance, each Lender shall (except as provided in subsection (b) of this Section) make available its share of such Advance, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address set forth on Schedule I or to such account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Unless the Administrative Agent determines that any applicable condition specified in Section 3.1 or 3.2 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrowers at the aforesaid address, subject to the receipt of funds by the Administrative Agent as provided in the immediately preceding sentence, not later than 2:30 P.M. New York City time on the date of such Advance, and in any event as soon as practicable after receipt.

    (b) If any Lender makes a new Advance hereunder to any Borrower on a day on which such Borrower is to repay all or any part of an outstanding Advance from such Lender, such Lender shall apply the proceeds of its new Advance to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed from such Lender by such Borrower and the amount being repaid to such Lender shall be made available by such Lender to the Administrative Agent as provided in subsection (b) of this Section, or remitted by such Borrower to the Administrative Agent for repayment to such Lender, as the case may be.

    (c) Unless the Administrative Agent shall have received notice from a Lender prior to the Drawdown Date of any Advance that such Lender will not make available to the Administrative Agent such Lender's share of such Advance, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Advance in accordance with subsections (a) and (b) of this Section 2.6 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrowers (but without duplication) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable thereto pursuant to Section 5.1(a) and (ii) in the case of such Lender, the LIBOR Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance included in such Advance for purposes of this Agreement as of the date such Advance was made. Nothing in this subsection (c) shall be deemed to relieve any Lender of its obligation to make Advances to the extent provided in this Agreement. In the event that the Borrowers are required to repay an Advance to the Administrative Agent pursuant to this Section 2.6(c), as between the Borrowers and the defaulting Lender, the liability for any breakage costs as described in Section 11.6 shall be borne by the defaulting Lender. If the defaulting Lender has not paid any such breakage costs upon demand by the Administrative Agent therefor, the Borrowers shall pay such breakage costs upon demand by the Administrative Agent and the Borrowers shall be entitled to recover any such payment for breakage costs made by the Borrowers from the defaulting Lender.

    Notation of Advance. Each Advance made by the Lenders to the Borrowers may be evidenced by a notation of the same made by the Administrative Agent or a Lender on the grid attached to such Lender's Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the Advance.
    Reduction of the Commitments.

      Subject to Section 2.11, the Borrowers may from time to time reduce the Commitments of the Lenders by $10,000,000 or any larger multiple of $1,000,000 upon four (4) Banking Day's written notice to the Administrative Agent (which shall promptly notify each Lender). Any such reduction shall be permanent and irrevocable and pro rata among the Lenders ratably in accordance with their respective Commitments; provided that no reduction in Commitments shall be made if, after giving effect to such reduction of the Commitments and any concurrent prepayment of the Advances, the aggregate Commitments shall be less than the aggregate principal amount of all outstanding Advances.

    (b) On the Final Payment Date, the Commitments shall be reduced to zero and any Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

    (c) Upon the effectiveness of any reduction pursuant to Section 2.8(a) hereof, the term "Commitment" shall mean the Commitments of each Lender in effect immediately prior to such reduction less the amount of such reduction of the Commitment.

    Mandatory Prepayments. If at any time (i) the aggregate principal amount of outstanding Advances shall exceed the aggregate Commitments or (ii) the Facility Balance, as calculated in accordance with Section 2.3, exceeds 100% of the aggregate Commitments, then the Borrowers shall immediately prepay the Advances in an amount equal to such excess together with any compensation due pursuant to the provisions of Section 11.6.

    Several Obligations. The failure of any Lender to make its pro rata portion of the Advance on the date specified therefor shall not relieve any other Lender of its obligation to make its pro rata portion of such Advance on such date, and none of the Administrative Agents nor any Lender shall be responsible for the failure of any other Lender to make its pro rata portion of a Advance.

    Pro Rata Treatment. Each borrowing from the Lenders hereunder shall be made from the Lenders, each payment of fees and expenses under Section 12 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; each payment or prepayment of principal of the Advance by the Borrowers shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Advance held by the Lenders; and each payment of interest on the Advance by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders.

  CONDITIONS

    Conditions Precedent to Availability of the Facility. The obligation of the Lenders to make the Facility available to the Borrowers under this Agreement and to make the initial Advance hereunder shall be expressly subject to the following conditions precedent:

      Corporate Authority. The Administrative Agent shall have received the following documents in form and substance satisfactory to the Administrative Agent and its legal advisers:

      (i) copies, certified as true and complete by an officer of each Borrower, of the resolutions of its board of directors and, with respect to OSG Bulk and OSG International, shareholders evidencing approval of this Agreement and the Notes and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf;

      (ii) copies, certified as true and complete by an officer of each Borrower, of all documents evidencing any other necessary action, approvals or consents with respect to this Agreement and the Notes and the transactions contemplated hereby and thereby;

      (iii) copies, certified as true and complete by an officer of each Borrower, of the certificate or articles of incorporation and by-laws or similar constituent document thereof;

      (iv) certificate of the jurisdiction or incorporation or formation, as the case may be, of each Borrower as to the good standing thereof; and

      (v) a certificate signed by the President, Senior Vice President, Treasurer, Comptroller, Controller or chief financial officer of each of the Borrowers to the effect that (A) no Default or Event of Default shall have occurred and be continuing and (B) the representations and warranties of the Borrowers contained in this Agreement are true and correct as of the date of such certificate.

      The Agreement. The Borrowers shall have duly executed and delivered this Agreement to the Administrative Agent.

      The Notes. The Borrowers shall have duly executed and delivered the Notes to the Administrative Agent.

      The Creditors. The Administrative Agent shall have received executed counterparts of this Agreement from each of the Lenders (or, in the case of any Lender as to which an executed counterpart shall not have been received, the Administrative Agent shall have received in form satisfactory to it a telex, facsimile or other written confirmation from such Lender of the execution of a counterpart of this Agreement by such Lender).

      Fees. The Creditors shall have received payment in full of all other fees and expenses due to each thereof pursuant to the terms hereof on the date when due including, without limitation, all fees and expenses due under Section 12.

      Environmental Claims. The Lenders shall be satisfied that none of the Borrowers nor any Subsidiary is subject to any Environmental Claim which could reasonably be expected to result in a Material Adverse Change.

      Legal Opinions. The Administrative Agent shall have received opinions addressed to the Administrative Agent and the Lenders from (i)  James I. Edelson, Esq., in house counsel to the Borrowers and (ii) Seward & Kissel LLP, special counsel to the Administrative Agent, in such form as the Administrative Agent may agree, as well as such other legal opinions as the Lenders shall have required as to all or any matters under the laws of the Republic of the Marshall Islands, the State of Delaware, the United States of America and the State of New York covering the conditions and representations and warranties which are the subjects of Sections 3 and 7, respectively.

      Appointment of Process Agent. The Administrative Agent shall have received a duly executed copy of the acceptance by OSG Ship Management, Inc. of its appointment as agent for service of process for OSG International, which acceptance shall be in such form and substance as may be reasonably satisfactory to the Administrative Agent.

      Officer's Certificate. The Administrative Agent shall have received a certificate signed by the President, any Senior Vice President or any other duly authorized executive officer of OSG certifying that under Applicable Law existing on the date hereof, none of the Borrowers shall be compelled by law to withhold or deduct any Taxes from any amounts to become payable to the Administrative Agent for the account of the Creditors hereunder.

      Financial Information. The Lenders shall have received such financial statements and information accurately and fairly presenting the financial condition of OSG as reasonably requested by the Lenders.

      Insurance. The Administrative Agent shall have received certificates of insurance or other evidence satisfactory to it indicating the existence and effectiveness of the insurance required to be maintained by or on behalf of OSG, the Subsidiaries and the Joint Ventures pursuant to Section 8.1(A)(n).

      List of Vessels. The Administrative Agent shall have received a List of Vessels.

    Further Conditions Precedent. On each Drawdown Date, the obligation of the Lenders to make an Advance available to the Borrowers shall be expressly conditional upon:

      Drawdown Notice. The Administrative Agent having received a Drawdown Notice in accordance with the terms of Section 2.4.

      Representations and Warranties True. The representations stated in Section 7 being true and correct as if made on that date.

      No Default. No Default or Event of Default having occurred and being continuing or would result from the making of such an Advance.

      No Material Adverse Change. There having been no Material Adverse Change since September 30, 2004.

    Breakfunding Costs. In the event that, on the date specified for the making of the Advance in the Drawdown Notice, the Lenders shall not be obliged under this Agreement to make such Advance available under this Agreement, the Borrowers shall indemnify and hold the Lenders fully harmless against any losses which the Lenders (or any thereof) may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of such Drawdown Notice and the certificate of the relevant Lender or Lenders shall, absent manifest error, be conclusive and binding on the Borrowers as to the extent of any such losses.

    Satisfaction after Drawdown. Without prejudice to any of the other terms and conditions of this Agreement, in the event all of the Lenders elect, in their sole discretion, to make an Advance prior to the satisfaction of all or any of the conditions referred to in Sections 3.1 and 3.2, the Borrowers hereby covenant and undertake to satisfy or procure the satisfaction of such condition or conditions within seven (7) days after the Drawdown Date (or such longer period as the Majority Lenders, in their sole discretion, may agree).

  REPAYMENT AND PREPAYMENT

    Repayment. Each Borrower jointly and severally agrees to repay the principal amount of each Advance made to the Borrowers on the last day of the Interest Period therefor and to pay the then outstanding aggregate principal amount of all of the Advances on the Final Payment Date. Each Advance (together with interest accrued thereon and any costs or other sums associated therewith payable by the Borrowers hereunder) shall be repaid in the currency in which such Advance was drawn down or, in the case of associated costs or sums, the currency in which such cost or sum was incurred or booked by the Administrative Agent or the Lenders.

    Prepayment. Subject to delivery of the notices required by this Section 4.2, the Borrowers may, at their option, on any Banking Day, prepay all or any portion of any Advance. The Borrower shall compensate the Lenders and Participants or any thereof for any loss, cost or expense incurred by them as a result of a prepayment made on any day other than the last day of an Interest Period in accordance with the provisions of Section 11.6. Prepayments made on the last day of any Interest Period shall be without penalty or premium. Any prepayment shall be in an integral multiple of One Million Dollars ($1,000,000) (or if made in an Alternate Currency, the Dollar Equivalent (rounded upward to the nearest multiple of one hundred (100) units of account of the relevant currency) of One Million Dollars) with a minimum amount of Ten Million Dollars ($10,000,000) (or if made in an Alternate Currency, the Dollar Equivalent (rounded upward to the nearest multiple of one hundred (100) units of account of the relevant currency) of Ten Million Dollars) and shall be applied pro rata among the Lenders ratably in accordance with their respective Commitments. In addition, on the date of any prepayment hereunder, all accrued interest to the date of such prepayment must be paid in full with respect to the Advances or portions thereof being prepaid. The Borrowers shall deliver to the Administrative Agent (which shall promptly furnish a copy to each Lender) notice of such prepayment on not less than four (4) Banking Days (which notice shall be irrevocable and shall specify the date and amount of prepayment).

    Borrowers' Obligations Absolute. The Borrowers' obligations to pay each Creditor hereunder and under the Notes shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers or any of them may have or have had against the Creditors.

  INTEREST AND RATE

    Payment of Interest; Interest Rate. (a) Each Borrower hereby jointly and severally promises to pay to the Lenders interest on the unpaid principal amount of each Advance for the period commencing on the Drawdown Date of such Advance until but not including the stated maturity thereof (whether by acceleration or otherwise) or the date of prepayment thereof at the Applicable Rate which shall be the rate per annum which is equal to the aggregate of (a) the LIBOR Rate for the relevant Interest Period plus (b) the Applicable Margin. The Applicable Rate with respect to the Advance shall be determined by the Administrative Agent two (2) Banking Days prior to the first day of the relevant Interest Period. The Administrative Agent shall promptly notify the Borrowers and the Lenders in writing of the Applicable Rate and the duration of each Interest Period as and when determined. Each such determination, absent manifest error, shall be conclusive and binding upon the Borrowers.

    (b) Notwithstanding the foregoing, each Borrower jointly and severally agrees that after the occurrence and during the continuance of an Event of Default, each outstanding Advance shall bear interest at a rate per annum equal to the Default Rate. In addition, each Borrower hereby jointly and severally promises to pay interest on any Advance or any installment thereof and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest, and on any other amount payable by the Borrowers hereunder which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until but not including the date the same is paid in full at the Default Rate.

    (c) Except as provided in the next sentence, accrued interest on each Advance shall be payable (i) on the last day of each Interest Period, except that if the Borrowers shall select an Interest Period in excess of three (3) months, accrued interest shall be payable during such Interest Period on each three (3) month anniversary of the commencement of such Interest Period and upon the last day of such Interest Period, and (ii) with each repayment of principal thereof. Interest payable at the Default Rate shall be payable from time to time on demand of the Administrative Agent.

    Calculation of Interest. All interest shall accrue from day-to-day and be calculated on the actual number of days elapsed and on the basis of a three hundred sixty (360) day year.

    Maximum Interest. Anything in this Agreement or the Notes to the contrary notwithstanding, the interest rate on any Advance shall in no event be in excess of the maximum rate permitted by Applicable Law.

  PAYMENTS

    Place of Payments; No Set Off. All payments to be made hereunder by the Borrowers shall be made to the Administrative Agent, not later than 11 a.m. New York City time (any payment received after 11 a.m. New York City time shall be deemed to have been paid on the next Banking Day) on the due dates of such payments, at its office located at 200 Park Avenue, New York, New York 10166 USA or to such other office of the Administrative Agent as the Administrative Agent may direct, for distribution to the Lenders, without set-off or counterclaim and free from, clear of and without deduction for, any Taxes; provided, however, that if the Borrowers shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Administrative Agent for the account of the Lenders or the other Creditors hereunder, then, the Borrowers shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrowers shall promptly send to the Administrative Agent any documentary evidence they have with respect to such withholding or deduction. No Lender shall change its lending office if such change would result in the Borrowers being compelled by law to withhold or deduct any Taxes from any amounts payable to the Administrative Agent for the account of the Lenders or the other Creditors hereunder. If a Lender becomes subject to withholding, such Lender shall use its best efforts to change its lending office to one without withholding, and should such change in lending office not be possible, (i) the Borrowers may replace such Lender pursuant to Section 11.8 or (ii) such Lender may waive its rights to any additional amounts such Lender would be entitled to receive under this Section 6.1.

    Federal Income Tax Credits. (a) If any Lender obtains the benefit of a credit against its liability for federal income taxes imposed by the United States of America for all or part of the Taxes as to which the Borrowers have paid additional amounts as aforesaid then such Lender shall reimburse the Borrowers for the amount of the credit so obtained; (b) each of the Lenders that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) shall, on or prior to the initial Drawdown Date (and in the case of an assignee, on or prior to the effective date of the relevant assignment) and from time to time thereafter when required by applicable provisions of the Code, provide the Borrowers with two duly completed copies of Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that exempts withholding tax on payments under this Agreement or the other Transaction Documents or certifying that the income receivable by it pursuant to this Agreement or the other Transaction Documents is effectively connected with the conduct of a trade or business in the United States; (c) for any period with respect to which a Lender that is not a United States Person has failed to provide the Borrowers with the appropriate forms described in clause (b) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under clause (b) above), such Lender shall not be entitled to payment of additional amounts under Section 6.1 with respect to Federal Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers at such Lender's expense shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes if, in the judgment of the Borrowers such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender and would not, in the judgment of the Borrowers, be disadvantageous to the Borrowers.

    Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim or pursuant to a secured claim under the Federal Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, exercised or received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (except in the event of such Lender's replacement pursuant to Section 11.8), obtain payment (voluntary or involuntary) in respect of any Advance or Advances as a result of which the unpaid principal portion of its Advances (and accrued and unpaid interest thereon) shall be proportionately less than the unpaid principal portion of the Advances (and accrued and unpaid interest thereon) of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Advances of such other Lender so that the aggregate unpaid principal amount of the Advances (and accrued and unpaid interest thereon) and participations in the Advances held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Advances then outstanding as the principal amount of its Advances (and accrued and unpaid interest thereon) prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Advances outstanding (and accrued and unpaid interest thereon) prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 6.3 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in an Advance deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made an Advance in the amount of such participation. The Borrowers expressly consent to the foregoing arrangement.

  REPRESENTATIONS AND WARRANTIES

  In order to induce the Creditors to enter into this Agreement and to make the Facility available, each of the Borrowers hereby represents and warrants, to the Creditors (which representations and warranties shall survive the execution and delivery of this Agreement and the Notes and each drawdown of the Facility) that:

      Due Organization and Power. Each of the Borrowers is a corporation duly formed and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation and is duly qualified to do business as a foreign corporation in each jurisdiction wherein the nature of the business transacted thereby makes such qualification necessary, except where failure to so qualify would not result in a Material Adverse Change, has full power and authority and, to the best of its knowledge after due investigation, all material governmental licenses, authorizations, consents and approvals required to carry on its business as now being conducted and to own its properties and has full power and authority to enter into and perform its obligations under this Agreement and the Notes, and has complied with all statutory, regulatory and other requirements relative to such business, property and instruments to which it is a party, or to which its property is subject, other than those agreements for which non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Change;

      Authorization and Consents. All necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Borrower to enter into and perform its obligations under this Agreement and the Notes and, to borrow, service and repay the Facility and, as of the date of this Agreement, no further consents or authorities are necessary for the service and repayment of the Facility or any part thereof;

      Binding Obligations. This Agreement and the Notes constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each Borrower as enforceable against such Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;

      No Violation. Neither the execution and delivery by the Borrowers of this Agreement or the Notes, or any instrument or agreement referred to herein or therein, or contemplated hereby or thereby, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by each of them, will (i) conflict with, or result in a breach or violation of, or constitute a default under the organizational documents of the Borrowers; (ii) conflict with or contravene any Applicable Law or any contractual restriction binding on or affecting the Borrowers or any of their respective assets or properties; (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any material obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any material contractual obligation or any material agreement or document to which any of the Borrowers is a party or by which any of the Borrowers or any of their respective assets or properties is bound (or to which any such obligation, agreement or document relates); or (iv) result in any Lien upon any of the Borrowers' respective material assets or properties;

      Filings; Stamp Taxes. It is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or the Notes that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement or the Notes;

      Approvals; Consents. All consents, licenses, approvals and authorizations required, whether by statute or otherwise, in connection with the entry into and performance by the Borrowers, and the validity and enforceability against the Borrowers, of this Agreement and the Notes have been obtained and are in full force and effect;

      Litigation. No action, suit or proceeding is pending or threatened against any Borrower or any Subsidiary before any court, board of arbitration or administrative agency which would be reasonably likely to result in any Material Adverse Change or which in any manner draws into question the validity or enforceability of this Agreement or the Notes;

      No Default. No Borrower nor any Subsidiary is in default under any material agreement by which it is bound, which default might lead to a Material Adverse Change, or is in default of any Material Financial Obligation;

      ERISA. The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan maintained or contributed to by any member of the ERISA Group or any ERISA Affiliate resulting from the failure of any thereof to comply with ERISA which is reasonably likely to result in any member of the ERISA Group or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate could result in a Material Adverse Change. No member of the ERISA Group nor any ERISA Affiliate, individually or collectively, has incurred, or reasonably expects to incur, Withdrawal Liabilities or liabilities upon the happening of a Termination Event the aggregate of which for all such Withdrawal Liabilities and other liabilities exceeds or would exceed $30,000,000. With respect to any Multiemployer Plan, Multiple Employer Plan or Plan, no member of the ERISA Group nor any ERISA Affiliate is aware of or has been notified that any "variance" from the "minimum funding standard" has been requested (each such term as defined in Part 3, Subtitle B, of Title 1 of ERISA). No member of the ERISA Group nor any ERISA Affiliate has received any notice that any Multiemployer Plan is in reorganization, within the meaning of Title IV of ERISA, which reorganization could result in a Material Adverse Change;

      Subsidiaries. (A) Each Material Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to own its properties and (B) there are no Non-Recourse Subsidiaries as of the date hereof;

      Financial Statements. Each of the audited consolidated balance sheet of OSG and the Subsidiaries as at December 31, 2003 and the related audited consolidated statements of operations and retained earnings and cash flows for the fiscal year then ended reported on by Ernst & Young LLP and included in OSG's 2003 Form 10-K, as well as the unaudited consolidated balance sheet of OSG and the Subsidiaries as of September 30, 2004 and the related unaudited consolidated statements of income and retained earnings and cash flows for such three month period then ended on September 30, 2004 as reported on OSG's September 30, 2004 Form 10-Q, copies of all of which have been furnished to the Administrative Agent, fairly present, in all material respects, the consolidated financial condition of OSG and the Subsidiaries as at such dates and the consolidated results of the operations of OSG and the Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied;

      Tax Returns and Payments. United States Federal income tax returns of OSG and the Subsidiaries have been examined and closed through the fiscal year ended December 31, 1999. OSG and the Subsidiaries have filed all United States Federal, state, local and foreign income tax returns and all other material tax or information returns which are required to be filed by them (collectively, the "Tax Returns"). All of the Tax Returns (and any tax or information return becoming due after the date hereof and on or before the Closing Date) are true and complete in all material respects. OSG and the Subsidiaries have paid all material federal, state, local and foreign taxes (collectively, the "OSG Taxes") due pursuant to the Tax Returns or pursuant to any assessment received by OSG or any Subsidiary, other than OSG Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves (in conformity with GAAP consistently applied) shall have been set aside on their books. The charges, accruals and reserves on the books of OSG and the Subsidiaries in respect of OSG Taxes are adequate in all material respects and in conformity with GAAP consistently applied. There is no material action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of OSG or its Subsidiaries, threatened in respect of any OSG Taxes for which OSG or any of the Subsidiaries is or may become liable nor has any deficiency or claim for any such OSG Taxes been proposed, asserted or, to the knowledge of OSG or its Subsidiaries threatened. Neither OSG nor its Subsidiaries, has consented to any waivers or extensions of any statute of limitations with respect to the collection or assessment of any OSG Taxes against it;

      Chief Executive Office. The chief executive office and principal place of business of each of the Borrowers is located at c/o OSG Ship Management, Inc., 511 Fifth Avenue, New York, New York 10017;

      Insurance. OSG and the Subsidiaries have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses.

      Foreign Trade Control Regulations. None of the transactions contemplated herein will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Libyan Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 550, as amended), any of the provisions of the Iranian Transaction Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended), any of the provisions of the Iraqi Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 575, as amended), any of the provisions of the Federal Republic of Yugoslavia (Serbia and Montenegro) Assets Control Regulations and Bosnia-Serb controlled areas of the Republic of Bosnia and Herzegovina (Title 31, Code of Federal Regulations, Chapter V, Part 585 as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

      Investment Company Act. Neither OSG nor any of the Subsidiaries is an "investment company" or an "affiliated person" of, or a "promoter" or "principal underwriter" for or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended; neither the making of the Advances nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated hereby, will violate any provision of such act or any rule, regulation or order of the Securities and Exchange Commission thereunder;

      Environmental Matters and Claims. (A) OSG and each Subsidiary, when required, will be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution, pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws") (except as to all of the above, where the failure to do so would not be reasonably likely to result in a Material Adverse Change); (B) OSG and each Subsidiary will when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required, be in compliance with all Environmental Approvals required to operate their respective businesses as then being conducted (except where the failure to comply with, obtain or renew such permits, licenses, rulings, variances, exemptions, clearances, consents or other authorizations would not be reasonably likely to result in a Material Adverse Change); (C) neither OSG, nor any Subsidiary has received any notice of any claim, action, cause of action, investigation or demand by any Person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability which would be reasonably likely to result in a Material Adverse Change or a requirement to incur investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties which would be reasonably likely to result in a Material Adverse Change, in each case arising out of, based on or resulting from (1) the presence, or release, or threat of release, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs (including permitted deductibles), if any, payable by OSG or any of the Subsidiaries in respect thereof have been paid in full or which are fully covered by insurance); (D) to the best of the Borrowers' knowledge, after due investigation, there are no circumstances that would be reasonably likely to prevent or interfere with such full compliance in the future; and (E) there is no Environmental Claim pending or, to the best of the Borrowers' knowledge, threatened against OSG or any Subsidiary and to the best of the Borrowers' knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against such persons the adverse disposition of which could reasonably be expected to result in a Material Adverse Change;

      Compliance with ISM Code and ISPS Code. Each of the Borrowers' and Subsidiaries' vessels and each Operator thereof complies with the requirements of the ISM Code and the ISPS Code in all material respects including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;

      Threatened Withdrawal of DOC, SMC or ISSC. There is no actual or, to the best of the Borrowers' knowledge, threatened withdrawal of any Operator's DOC or SMC or of the ISSC in respect of any of the Borrowers' or Subsidiaries' vessels;

      Payment Free of Taxes. On the date hereof, all payments made or required to be made by the Borrowers under or pursuant to this Agreement and the Notes can be made free and clear of, and without deduction or withholding for an account of, any Taxes;

      No Material Adverse Change. Since September 30, 2004 with respect to OSG and the Subsidiaries, there has been no Material Adverse Change;

      No Proceedings to Dissolve. There are no proceedings or actions pending or contemplated by the Borrowers or, to the best of the Borrowers' knowledge, contemplated by any third party, to dissolve or terminate any Borrower;

      Compliance with Laws. Each of the Borrowers is in compliance with all Applicable Laws, except where any failure to comply with any such Applicable Laws would not, alone or in the aggregate, result in a Material Adverse Change;

      OSG International Not Immune. OSG International is generally subject to suit, and neither OSG International nor any of its properties or assets has any immunity from the jurisdiction of any court or from legal process (whether through service of process or notice of attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the Marshall Islands or any political subdivision thereof;

      No Marshall Islands Filing Necessary. To ensure the enforceability or admissibility in evidence of this Agreement and/or the Notes, it is not necessary that this Agreement or any of the Notes be filed or recorded with any court or other authority in the Marshall Islands or any political subdivision thereof or that any stamp or similar tax be paid hereon or thereon or in respect hereof or thereof other than in connection with a proceeding brought to enforce the same; and

      Survival. All representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Facility or any portion thereof and the issuance of the Notes.
  COVENANTS

    Affirmative Covenants. Each of the Borrowers jointly and severally hereby covenants and undertakes with each of the Lenders that, from the date hereof and so long as the Commitments are in effect or any principal, interest or other moneys are owing in respect of the Facility or otherwise owing under this Agreement or the Notes or any of them:

    A. Each of the Borrowers will:

            Performance of Agreements. Duly perform and observe the terms of this Agreement and the Notes;

            Notice of Default. Inform the Administrative Agent (which shall promptly, and in any event within three (3) Banking Days, notify the Lenders) of the occurrence of (i) any Default or Event of Default, (ii) any litigation or governmental proceeding pending or threatened against OSG or any Subsidiary which in any manner draws into question the validity or enforceability of this Agreement or the Notes or which could reasonably be expected to result in a Material Adverse Change and (iii) any other event or condition of which it becomes aware which is reasonably likely to result in a Material Adverse Change, in each case, promptly, and in any event within three (3) Banking Days after becoming aware of the occurrence thereof;

            Consents. Without prejudice to Section 7 and this Section 8.1, obtain every consent applicable to it and do all other acts and things which may from time to time be necessary for the continued due performance of all its obligations under this Agreement and the Notes;

            Financial Statements. Deliver to the Administrative Agent with sufficient copies for the Lenders to be distributed to the Lenders by the Administrative Agent promptly upon receipt thereof:

(i) as soon as available and in any event within 105 days after the end of each fiscal year of OSG, (A) a consolidated balance sheet of OSG and the Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, complying in all material respects with all applicable rules and regulations promulgated by the Securities and Exchange Commission, in each case accompanied by an unqualified opinion of Ernst & Young LLP or other independent public accountants of nationally recognized standing and (B) if there are any Non-Recourse Subsidiaries, an unaudited consolidated balance sheet of OSG and the Recourse Subsidiaries as of the end of such fiscal year and the related unaudited consolidated statements of income and retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, together with a letter from the independent public accountants referred to in the foregoing clause (A) confirming the mathematical accuracy of such financial statements and the derivation thereof on a reasonable basis from the audited financial statements referred to in clause (A);

(ii) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of OSG, (A) an unaudited consolidated balance sheet of OSG and the Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and retained earnings and cash flows for such fiscal quarter and for the portion of OSG's fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding fiscal quarter and the corresponding portion of OSG's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and compliance in all material respects with all applicable rules and regulations of the Securities and Exchange Commission with respect to interim financial statements and consistency by the chief financial officer or the chief accounting officer of OSG and (B) if there are any Non-Recourse Subsidiaries, an unaudited consolidated balance sheet of OSG and the Recourse Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and retained earnings and cash flows for such fiscal quarter and for the portion of OSG's fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding fiscal quarter and the corresponding portion of OSG's previous fiscal year, together with a certificate of the chief financial officer or chief accounting officer of OSG as to the derivation of such financial statements from the financial statements referred to in clause (A) of this subsection (ii);

(iii) simultaneously with the delivery of each set of financial statements referred to in clauses (i)(A) and (ii)(A) above, a Compliance Certificate of OSG executed by OSG's chief financial officer or chief accounting officer (A) setting forth in reasonable detail the calculations required to establish whether the covenants set forth in Sections 8.1(B) (a) through (d), Sections 8.2(a) through (d) and Section 8.2(g) are complied with as of the last day of the fiscal period covered by such financial statements, and (B) stating whether any Default or Event of Default exists on the date of such Certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto;

(iv) simultaneously with the delivery of each set of financial statements referred to in clause (i)(A) above, a statement of the firm of independent public accountants which reported on such statements (A) stating whether anything has come to their attention to cause them to believe that OSG and the Subsidiaries were not in compliance with any of the covenants set forth in Sections 8.1(B) (a) through (d), Sections 8.2(a) through (d) and Section 8.2(g) on the date of such statements and (B) confirming the calculations set forth in the officer's certificates delivered simultaneously therewith pursuant to subsection (iii) above or, with respect to the calculations required to derive the amount referred to in the covenants set forth in Sections 8.1(B) (a) through (d), Sections 8.2(a) through (d) and Section 8.2(g), verifying the mathematical accuracy of such calculations and comparing Consolidated Net Income for each of the relevant fiscal quarters with the consolidated income statement of OSG and the Recourse Subsidiaries for such fiscal quarter;

(v) within three (3) Banking Days after the date on which any executive officer of any of the Borrowers obtains knowledge of (A) any Default or Event of Default, if such Default or Event of Default is then continuing, or (B) a Material Adverse Change or any action, suit or proceeding of the type referred to in Section 7(g), a certificate of the chief financial officer or the chief accounting officer of each of the Borrowers setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto;

(vi) promptly upon the mailing thereof to the shareholders of OSG generally, copies of all financial statements, reports and proxy statements so mailed;

(vii) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which OSG shall have filed with the Securities and Exchange Commission;

(viii) as soon as possible, (A) copies of all reports and notices which any member of the ERISA Group or ERISA Affiliate files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or the sponsor of a Multiemployer Plan or which any member of the ERISA Group or ERISA Affiliate receives from the PBGC or the sponsor of a Multiemployer Plan relating to (1) any Termination Event and (2) with respect to a Multiemployer Plan, any Withdrawal Liability, or any actual or expected reorganization (within the meaning of Title IV of ERISA) or termination of a Multiemployer Plan (within the meaning of Title IV of ERISA) and (B) a certificate of the chief financial officer or chief accounting officer of OSG setting forth in reasonable detail the calculation of the amount (to the extent then reasonably determinable) of any liability in connection with the foregoing;

        in the event of any change in OSG's fiscal year, OSG shall as soon as possible, restate such of its consolidated financial statements required to be delivered under this Section 8.1(A)(d) for such twelve month period as shall be necessary in order to permit the calculation of the financial covenants set forth in this Agreement;

        concurrently with the delivery of any Compliance Certificate under this Section 8.1(A)(d), a List of Vessels, current as of the date provided; provided, however, that the Borrowers shall update such list as soon as practicable (and in any event within 15 Banking Days) in the event that there is a change of ten percent (10%) or more (by number of vessels) in the Borrowers' fleet of vessels; and

        from time to time such additional information regarding the financial position, results of operations, business or prospects of OSG and the Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request;

            Rating Change. Within 72 hours after any officer of OSG becomes aware of any change in the rating by Moody's or S&P of OSG's publicly-traded senior unsecured long-term debt securities, give notice of such change to the Administrative Agent;

            Preservation of Corporate Existence, Etc. OSG shall preserve and maintain, and shall cause each of the Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided that, none of OSG nor any Subsidiary shall be required to preserve any right or franchise, and no Subsidiary (other than OSG Bulk and OSG International) shall be required to maintain its corporate existence if the Board of Directors of OSG or the Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of OSG or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to OSG, OSG and its Subsidiaries on a consolidated basis or the Lenders with respect to their rights hereunder and provided further that OSG Bulk and OSG International may be dissolved provided that all of the assets of OSG Bulk and OSG International, as the case may be, shall be distributed to OSG;

            Books and Records Keep proper books and record of all transactions relating to the business activities of the Borrowers made until all obligations under this Agreement have been satisfied in full;

            Inspection. Allow any representative or representatives designated by any Lender, at the risk and expense of such Lender and during normal business hours, subject to applicable laws and regulations, to visit and inspect any properties of the Borrowers or Subsidiaries, and, on prior reasonable notice , to examine the Borrowers' or Subsidiaries' books of account, records, reports and other papers (and to make copies thereof and to take extracts therefrom) and to discuss their affairs, finances and accounts with the Borrowers' and Subsidiaries' officers and executive employees all at such reasonable times and as often as such Lender reasonably requests;

            Inspection and Survey Reports. If the Majority Lenders shall so request, and the Borrowers have become obligated to provide vessel collateral as provided in Section 8.1(B)(e) hereof, the Borrowers shall provide the Lenders with copies of all internally generated inspection or survey reports on any vessel collateral.

            Payment of Obligations. Pay and discharge, or cause to be paid and discharged, or will cause each Subsidiary to pay and discharge, at or before maturity, all their respective obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges or levies imposed upon them, the Subsidiaries or their respective income or property prior to the date upon which penalties attach thereto which, if not paid, could reasonably be expected to result, either singularly or in the aggregate, in a Material Adverse Change; provided, however, that the Borrowers shall not be required to pay and discharge, or cause to be paid and discharged, any such obligation, liability, tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings and they or the relevant Subsidiary or Subsidiaries shall maintain in accordance with GAAP appropriate reserves with respect thereto.

            Compliance with Agreements, Statutes, etc. Do or cause to be done all things necessary to comply with all material contracts or agreements to which any of the Borrowers is a party, and all laws and the rules and regulations thereunder, applicable to the Borrowers or any of the Subsidiaries or their conduct of their business including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters except where the failure to do so would not be reasonably likely to result in a Material Adverse Change;

            Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Administrative Agent (which shall promptly furnish a copy thereof to each Lender) a certificate of an executive officer of OSG, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates (as hereinafter defined): (i) its receipt or the receipt by any of the Subsidiaries or any of their Environmental Affiliates of any communication whatsoever that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to result in a Material Adverse Change, (ii) knowledge by it, any of the Subsidiaries or any of their Environmental Affiliates that there exists any Environmental Claim pending or threatened against any such Person, which could reasonably be expected to result in a Material Adverse Change, or (iii) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, any of the Subsidiaries or any of their Environmental Affiliates if such Environmental Claim could reasonably be expected to result in a Material Adverse Change. Upon the written request by the Administrative Agent, the Borrowers will submit to the Lenders at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection. For the purposes of this subsection, "Environmental Affiliate" shall mean any Person or entity whose liability for Environmental Claims may have assumed by contract or operation of law by OSG or any of the Subsidiaries;

            Maintenance of Assets. Maintain and keep, and procure that each of the Subsidiaries shall maintain and keep, all properties used or useful in the conduct of their respective business in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and will make, or cause to be made, all necessary repairs, renewals and replacements thereof so that the business carried on in connection therewith and every material portion thereof may be properly conducted at all times except where the failure to do so would not be reasonably likely to result in a Material Adverse Change;

            Insurance. Maintain, cause each Subsidiary to maintain and use its best efforts to cause each Joint Venture to maintain, with financially sound and reputable insurance companies (which may include protection and indemnity clubs) (i) in the case of OSG or any Subsidiary or Joint Venture which engages in any Shipping and Related Businesses or in any business in products related to oil, including without limitation, owning, leasing or chartering any ship engaged in the transport of oil or related products, oil pollution insurance covering risks in the maximum amount available in accordance with standard industry practice or, if such insurance is not available at reasonable cost after taking into account the level of exposure to which OSG, the Subsidiaries and the Joint Ventures may be subject, such other amount as is usually insured against by companies of established repute engaged in the same or similar business from time to time and (ii) such other insurance on all their respective properties and against all such risks in at least such amounts as are usually insured against by companies of established repute engaged in the same or similar business from time to time;

            Shipping Management. At all times cause not less than 66 2/3% of the Consolidated Net Tangible Assets to be managed by one or more of the shipping management companies listed on Schedule IV hereto or a shipping management company acceptable to the Majority Lenders, and

            Book Value. At all times use valuation procedures to determine Book Value which are consistent with GAAP consistently applied.

B. OSG will:

      Consolidated Tangible Net Worth. At all times maintain Consolidated Tangible Net Worth at an amount not less than $660,000,000, plus 40% of cumulative Consolidated Net Income (to the extent positive) for each fiscal quarter after June 30, 2004;

      Cash Adjusted Debt Service Coverage Ratio. At all times maintain a Cash Adjusted Debt Service Coverage Ratio measured as of the end of each fiscal quarter for the period of four consecutive fiscal quarters ended on that date (taken as a single accounting period) of not less than 1.75 to 1;

      Cash Adjusted Funded Debt to Cash Adjusted Consolidated Net Tangible Assets. At all times maintain a ratio of Cash Adjusted Funded Debt to Cash Adjusted Consolidated Net Tangible Assets of not more than 0.60 to 1;

      Unencumbered Assets to Unsecured Debt Ratio. At all times maintain a ratio of Unencumbered Assets to Unsecured Debt of not less than 1.50 to 1.

      Security Interest. (i) Unless the Lenders unanimously consent to continue the Facility on an unsecured basis, if at any time any of the Borrowers or the Subsidiaries are required to grant a security interest in, pledge, assign or mortgage any collateral pursuant to the terms of any senior unsecured credit facilities (the "Senior Credit Facilities") to which any Borrower or Subsidiary is a party to the lenders thereunder (the "Senior Lenders"), OSG shall, or shall cause one or more of the Subsidiaries to grant a security interest in, pledge, assign or mortgage to or in favor of the Administrative Agent for the benefit of the Creditors, similar collateral consisting of either (a) vessels of OSG or any Subsidiary or (b) Cash or (c) any combination of vessels and Cash, upon substantially similar terms and conditions and in relatively similar proportions of Cash and vessels as that provided to the Senior Lenders under such Senior Credit Facilities; provided, further, that the aggregate fair market value of collateral granted hereunder shall correspond to the highest percentage of the sum of outstanding advances required under any of the Senior Credit Facilities; and provided, further, that OSG or the Subsidiaries, as the case may be, shall grant and perfect a security interest in, pledge, assign or mortgage in the collateral to or in favor of the Administrative Agent for the benefit of the Creditors, promptly and in no event later than security is required to be granted to the Senior Lenders to which lenders security was granted first under any of the senior unsecured credit facilities.

      (ii) The Administrative Agent shall, promptly and in no event later than five (5) Banking Days of receiving notice that collateral has been released pursuant to the terms of such Senior Credit Facility, release or deliver a signed termination statement or other document releasing any Lien relating to the collateral that was granted under this Agreement because of the lien on such collateral.

      Exchange Listing. Remain listed on the New York Stock Exchange, NASDAQ or such other exchange as is satisfactory to the Lenders;

      Ownership of OSG Bulk and OSG International. Except as otherwise permitted under this Agreement, cause each of OSG Bulk and OSG International to be direct or indirect wholly-owned Subsidiaries (excluding only director's qualifying shares); and

      Administrative Agent for Service of Process. OSG shall cause OSG International to maintain at all times OSG Ship Management, Inc., or another Administrative Agent acceptable to the Majority Lenders, as its Administrative Agent for service of process in the State of New York and shall cause any other such Administrative Agent to execute and deliver to OSG and the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent, accepting such agency, prior to or concurrently with such other Administrative Agent's acceptance of its appointment as Administrative Agent for service of process for OSG International.

    Negative Covenants. Each of the Borrowers hereby jointly and severally covenants and undertakes with each of the Lenders that, from the date hereof and so long as the Commitments are in effect or any principal, interest or other moneys are owing in respect of the Facility or otherwise owing under this Agreement or the Notes or any of them, the Borrowers, without the prior written consent of the Majority Lenders (or the Administrative Agent acting with the written consent of the Majority Lenders):

            Limitation on Secured Debt Will not, and will not permit any Recourse Subsidiary to, create, assume, incur or in any manner become liable in respect of any Secured Debt unless immediately after giving effect thereto and to the application of the proceeds thereof,  the ratio of Unencumbered Assets to Unsecured Debt shall not be less than 1.50 to 1.

            Limitations on Funded Debt. Will not, and will not permit any Recourse Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Funded Debt, except:

            (i) Funded Debt of OSG and the Recourse Subsidiaries outstanding as of December 31, 2004 as the same is set forth on Schedule II attached hereto;

            (ii) Funded Debt of OSG and the Recourse Subsidiaries; provided, however, that at the time of issuance thereof and immediately after giving effect thereto the Borrowers shall be in compliance with Section 8.1(B)(c);

            (iii) Renewals, extensions or refundings of Funded Debt referred to in Section 8.2(b)(i) or incurred pursuant to the provisions of Section 8.2(b)(ii), without increase in the ranking or priority thereof or principal amount thereof; provided that in the case of any refunding of any such Funded Debt, the newly issued Funded Debt shall have a weighted average life to maturity at least equal to the remaining weighted average life to maturity of the Funded Debt being refunded; and

            (iv) Funded Debt under the Facility.

            Conduct of Business. Will not, and will not permit any Recourse Subsidiary to, acquire any Operating Assets or make any Investment in Operating Assets unless, after giving effect to such acquisition or Investment at least 70% (based on the most recent consolidated balance sheet of OSG and the Recourse Subsidiaries required to be provided pursuant to Section 8.1(A)(d)) of the Operating Assets of OSG and the Recourse Subsidiaries are (on a consolidated basis) in Shipping and Related Businesses; provided, however, that the foregoing shall not limit or restrict the acquisition of assets to be used in the Shipping and Related Businesses of OSG and the Recourse Subsidiaries or of any equity interest in any Person engaged primarily in Shipping and Related Businesses.

            Limitation on Sale and Leasebacks. Will not, and will not permit any Recourse Subsidiary to, enter into any Sale and Leaseback Transaction unless either:

            (i) after giving effect to such Sale and Leaseback Transaction, the ratio of Unencumbered Assets to Unsecured Debt shall be not less than 1.50 to 1; or

            (ii) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and such proceeds are applied (or committed pursuant to a binding written contract to be applied within 24 months of receipt thereof) to (A) the purchase, acquisition or construction of assets to be used in the business of OSG and the Subsidiaries or (B) retire Funded Debt ; provided that the percentage of proceeds, if any, applied to pay Subordinated Funded Debt shall not exceed the percentage which Subordinated Funded Debt represents of Consolidated Funded Debt. Pending the actual application of such proceeds for the purposes described in clauses (A) or (B) above, such proceeds shall be held by OSG or the relevant Subsidiary in Permitted Investments only.

            Changes in Offices or Names. Will not change the location of its chief executive office, its chief place of business or its name unless the Administrative Agent shall have received sixty (60) days prior written notice of such change;

            Use of Proceeds. Will not use the proceeds of the Advances in violation of Regulation T, U or X or the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500 as amended) or for any hostile acquisition.

            Maximum Investments in Joint Ventures. Will not, and will not permit any Recourse Subsidiary to, make any Investment in any Joint Venture on any date if, immediately after giving effect to such Investment, the aggregate amount of all such Investments made by OSG and the Recourse Subsidiaries after December 31, 2004 would exceed 30% of Consolidated Net Tangible Assets based on the most recent consolidated balance sheet of OSG required to be provided pursuant to Section 8.1(A)(d).

            Mergers, Consolidations and Sales of Assets. Will not, and will not permit any Subsidiary to, (i) consolidate with or be a party to a merger with any other Person or (ii) sell, lease (other than chartering in the ordinary course of business, which shall not include bareboat chartering for periods in excess of ten (10) years unless the Majority Lenders otherwise consent, such consent not to be unreasonably withheld) or otherwise dispose of all or substantially all of the assets of OSG and the Subsidiaries, taken as a whole; provided, however, that OSG or any Subsidiary may consolidate or merge with any other Person if (A) at the time of such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (B)  the surviving entity in such consolidation or merger shall have assumed all liabilities and obligations of the parties thereto; and provided further that the Borrowers shall have provided to the Administrative Agent, not less than ten (10) Banking Days in advance of such consolidation and merger, (i) a certificate declaring that no Default or Event of Default exists or would exist or would result from the intended consolidation or merger; (ii) pro forma financial statements of the surviving entity together with a Compliance Certificate demonstrating the compliance of all the covenants under this Agreement; and (iii) the surviving entity shall have made to the Lenders the same representations and warranties as were made by the Borrowers in this Agreement.

            No Money Laundering. Will not, and will not permit any Subsidiary to, contravene any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of European Communities) and comparable United States Federal and state laws.

            Transactions with Affiliates. Will not, and will not permit any Recourse Subsidiary to, enter into or become a party to any material transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to, or exchange of property with, or the rendering of any service by or for, any Affiliate), except pursuant to the reasonable requirements of OSG's or such Subsidiary's business and upon terms which are fair and reasonable and in the best interests of OSG or such Subsidiary.

            No Violation. Will not, and will not permit any Subsidiary to, enter into any instrument or agreement with terms, conditions and provisions therein which will conflict with or result in a breach or violation of Section 8.1(B)(a) through (d) or any other provision of this Agreement.

  EVENTS OF DEFAULT

    Events of Default. In the event that any of the following events shall occur and be continuing:

      Principal Payments. Any principal of the Facility Balance is not paid on the due date therefor; or

      Interest and other Payments. Any interest on the Facility Balance or any other amount becoming payable under this Agreement and the Notes or under any of them, is not paid within three (3) Banking Days from the date when due; or

      Representations, etc. Any representation, warranty or other statement made by the Borrowers in this Agreement or in any other instrument, document or other agreement delivered in connection herewith proves to have been untrue or misleading in any material respect as at the date as of which it was made; or

      Impossibility, Illegality. It becomes impossible or unlawful for the Borrowers to fulfill any of the covenants and obligations contained herein or in the Notes, or for any of the Lenders to exercise any of the rights vested in any of them hereunder or under the Notes and such impossibility or illegality, in the reasonable opinion of such Lender, will have a Material Adverse Change on any of its rights hereunder or under the Notes or on any of its rights to enforce any thereof; or

      Certain Covenants. One or more of the Borrowers default in the performance or observance of any covenant contained in Section 8.1(A)(b) and 8.1(A)(n),

      Financial Covenants. OSG defaults in the performance or observance of any covenant contained in Sections 8.1(B)(a) through (d), Section 8.2(a) through (d) and Sections 8.2(g) and (h); or

      Covenants. One or more of the Borrowers default in the performance of any term, covenant or agreement contained in this Agreement or in the Notes, or in any other instrument, document or other agreement delivered in connection herewith or therewith, in each case other than an Event of Default referred to elsewhere in this Section 9.1, and such default continues unremedied for a period of fifteen (15) days after written notice thereof has been given to the Borrowers by the Administrative Agent at the request of any Lender unless the Borrowers are diligently pursuing a remedy of such Default provided such Default is, in the determination of the Lenders capable of being remedied within a reasonable period of time (and in any event within fifteen (15) days) without adversely affecting the Lenders' rights hereunder or under the Note and such Default is in fact so remedied; or

      Indebtedness and Other Obligations. Any Borrower or any Recourse Subsidiary defaults under (i) any Material Financial Obligation or (ii) any other material contract or agreement to which it is a party or by which it is bound and, in the case of this (ii), such default could reasonably be expected to result in a Material Adverse Change or any event or condition occurs that enables or permits (with or without the giving or notice of the lapse of time, or both) the holder or holders of Material Financial Obligations of OSG or any Subsidiary or any agent or trustee on their behalf to accelerate Indebtedness; or

      Bankruptcy. Any of the Borrowers or Material Subsidiaries commences any proceedings relating to any substantial portion of its property under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (a "Proceeding"), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of sixty (60) days; or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of sixty (60) days; or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or to the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or any substantial portion of its property; or

      Judgments. Any judgment or order is made the effect whereof would be to render invalid this Agreement or the Notes or any material provision thereof or any Borrower asserts that any such agreement or provision thereof is invalid; or judgments or orders for the payment of money in excess of $10,000,000 in the aggregate for OSG and all Subsidiaries (or its equivalent in any other currency) shall be rendered against OSG and/or any of the Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) consecutive days and any action shall legally be taken by the judgment creditor to attach or levy upon assets of OSG or its Subsidiary to enforce such judgment; or

      Inability to Pay Debts. Any Borrower or Material Subsidiary is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any Indebtedness of any thereof; or

      ERISA Debt. Any member of the ERISA Group or any ERISA Affiliate shall (i) fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it or they shall have become liable to pay under Title IV of ERISA or (ii) any member of the ERISA Group or any ERISA Affiliate, individually or collectively, shall incur, or shall reasonably expect to incur, any Withdrawal Liability or liability upon the happening of a Termination Event and the aggregate of all such Withdrawal Liabilities and such other liabilities shall be in excess of $30,000,000;

    then, the Lenders' obligation to make the Facility available shall cease and the Administrative Agent on behalf of the Lenders may, with the Majority Lenders' consent and shall, upon the Majority Lenders' instruction, by notice to the Borrowers, declare the Commitments terminated and the Facility Balance, accrued interest and any other sums payable by the Borrowers hereunder and under the Notes due and payable whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subclauses (i) or (k) of this Section 9.1, the Commitments shall automatically terminate without further action of any kind and the Facility Balance, accrued interest and any other sums payable by the Borrowers hereunder and under the Notes shall be immediately due and payable without declaration, presentment, demand, protest or other notice to the Borrowers, all of which are expressly waived. In such event, the Creditors may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement or in the Notes or in aid of the exercise of any power granted herein or therein, or the Lenders or the Administrative Agent may proceed to enforce the payment of the Notes when due or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted by Applicable Law for the collection of all sums due, or so declared due, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrowers to any of the Creditors hereunder and/or under the Notes (whether or not then due) all moneys and other amounts of the Borrowers then or thereafter in possession of any Creditor, the balance of any deposit account (demand or time, matured or unmatured) of the Borrowers then or thereafter with any Creditor and every other claim of the Borrowers then or thereafter against any of the Creditors. Notwithstanding the foregoing, any Event of Default comprising an event described in sub-clause (f) of this Article 9.1 shall be deemed waived or cured, as the case may be, if immediately upon the occurrence of such event the Borrowers place an amount equal to the Facility Balance (the "Defeased Amount") in an interest bearing collateral account maintained with and pledged to the Administrative Agent for and on behalf of the Lenders. Any amounts on deposit in such collateral account for the Borrowers' obligations hereunder shall be released to the Borrowers by the Administrative Agent upon restored compliance with the covenant theretofore breached.

    Indemnification. The Borrowers jointly and severally, agree to, and shall, indemnify and hold harmless each of the Creditors against any loss or reasonable costs or expenses (including legal fees and expenses) which any of the Creditors sustains or incurs as a consequence of any default in payment of the principal amount of the Facility Balance or interest accrued thereon or any other amount payable hereunder or under the Notes, including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Advances or any part thereof. A Creditor's certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrowers.

    Application of Moneys. All moneys received by any of the Creditors under or pursuant to this Agreement or the Notes after the happening of any Event of Default shall be applied by the Administrative Agent in the following manner:

      firstly, in or towards the payment or reimbursement of any expenses or liabilities incurred by any of the Creditors in connection with the ascertainment, protection or enforcement of its rights and remedies hereunder and under the Notes;

      secondly, in or towards payment of any interest owing in respect of the Advances;

      thirdly, in or towards repayment of the Advances;

      fourthly, in or towards payment of all other sums which may be owing to any of the Creditors under this Agreement or under the Notes; and

      fifthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled thereto.

  ASSIGNMENTS; PARTICIPATIONS;

    Assignments. This Agreement shall be binding upon, and inure to the benefit of, the Borrowers and each of the Creditors and their respective successors and assigns, except that the Borrowers may not assign any of their rights or obligations hereunder without the prior written consent of the Lenders. Any Lender may assign all or parts of its rights and obligations under this Agreement to any one or more financial institutions approved by the Borrowers; provided, however, (i) that no consent of the Borrowers shall be required if a Default has occurred and is continuing at the time of such assignment; (ii) that no such consent shall be required if the assignee is, immediately prior to such assignment, an Affiliate of the assigning Lender (the expenses of any Lender in connection with any such assignment shall be for its own account); (iii) that no Borrower shall be required to pay any amount under Sections 6.1 or 11 that is greater than the amount which it would have been required to pay had no such assignment been made; (iv) that any assignment shall be made pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto; and (v) that, in the case of a partial assignment by any Lender of its rights and obligations hereunder, unless such assignment is to another Lender or Affiliate of a Lender, the minimum amount which may be assigned shall be $5,000,000 and, after giving effect to any such assignment, each such assigning Lender's pro rata portion of the Commitments and the Advances shall aggregate not less than $10,000,000; unless, in each case, otherwise agreed by the Borrowers . The Borrowers will take all reasonable actions requested by the Lenders to effect any such assignment, including, without limitation, the execution of a written consent to such Assignment and Assumption Agreement.

    Participations. Any Lender may at any time sell to one or more commercial banks or other financial institutions approved by the Borrowers (each of such commercial banks and other financial institutions being herein called a "Participant"), participating interests in the Advances, its Commitment or other interests of such Lender hereunder; provided, however, that no participation contemplated in this Section 10.2 shall relieve such Lender from its Commitment or its other obligations hereunder;

      such Lender shall remain solely responsible for the performance of its Commitment and such other obligations;

      no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, approve any amendment or waiver of any provision of this Agreement or any Notes, or consent to any departure by the Borrowers therefrom, if any such amendment, waiver or consent would require the affirmative consent of such Lender pursuant to Section 17.6 hereof; and

      no Borrower shall be required to pay any amount under Sections 6.1 or 10 that is greater than the amount which it would have been required to pay had no participating interest been sold.

    Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender or Participant may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, in the Advances owing to such Lender or Participant and the Note held by it.

    Promissory Notes. In order to facilitate assignments and participations hereunder, the Borrowers shall, at the request of any Lender assigning or selling participating interests in all or any portion of its rights under this Agreement and its Note pursuant to Section 10.1 or 10.2, duly execute and deliver to such Lender a promissory note or notes evidencing the portion of the Facility Balance owing by the Borrowers to such Lender hereunder for delivery to the assignee.

  ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

    Illegality. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation or application thereof by any authority, a Lender or Participant has a reasonable basis to conclude that it has become unlawful for such Lender or Participant to maintain or give effect to its obligations as contemplated by this Agreement, such Lender or Participant shall inform the Borrowers and the Administrative Agent to that effect, whereafter the liability of such Lender or Participant to make its Commitment available shall forthwith cease and the Borrowers shall be required to repay to such Lender or Participant that portion of the Facility Balance advanced by such Lender or Participant immediately. In any such event, but without prejudice to the aforesaid obligations of the Borrowers to prepay the relevant portion of the Facility Balance, the Borrowers and such Lender or Participant shall negotiate in good faith with a view to agreeing on terms for making the Commitment available from another jurisdiction or otherwise restructuring the Commitment on a basis which is not unlawful.

    Increased Cost. If any change in applicable law, regulation or regulatory requirement or in the interpretation or application thereof by any Authority shall:

      subject any Lender, Participant or the parent holding company thereof to any Taxes; or

      change the basis of taxation to any Lender, Participant or the parent holding company thereof of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis effected by the United States of America, the State or The City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender, Participant or parent holding company thereof (unless such jurisdiction is asserted solely by reason of the activities of OSG or any Subsidiary) or such other jurisdiction where the Advances may be payable); or

      impose, modify or deem applicable any reserve or capital adequacy requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender or Participant or the parent holding company thereof; or

      impose on any Lender or Participant or the parent holding company thereof any other condition affecting the Facility or any part thereof;

and the result of the foregoing is either to increase the cost to such Lender or Participant or its parent holding company, of making available or maintaining the Facility or any part thereof or to reduce the rate of return on assets or equity of such Lender or Participant or the amount of any payment received by such Lender or Participant or its parent holding company, then and in any such case if such increase or reduction in the opinion of such Lender or Participant materially affects the interests of such Lender or Participant or its parent holding company under or in connection with this Agreement:

        such Lender or Participant shall notify the Borrowers and the Administrative Agent in writing of the happening of such event;

        the Borrowers agree forthwith upon receipt of notice from such Lender or Participant as aforesaid to pay to such Lender or Participant such amount as such Lender or Participant certifies to be necessary to compensate such Lender or Participant or its parent holding company for such additional cost or such reduction.

Any such notice referred to in subsections (i) and (ii) of this Section 11.2 may be made by a Lender or Participant at any time before or within one (1) year after any repayment of the Facility Balance; provided, however, that before making any such demand, such Lender or Participant agrees to use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost or such reduction and would not, in the judgment of such Lender or Participant, be otherwise disadvantageous to such Lender or Participant.

    Nonavailability of Funds. If the Administrative Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate for any Advance for any Interest Period, the Administrative Agent shall give notice of such determination to the Borrowers and the Lenders. The Borrowers and the Administrative Agent, acting in accordance with the instruction of the Lenders, shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and/or Interest Period to be substituted for those which would otherwise have applied under this Agreement. If the Borrowers and the Administrative Agent are unable to agree upon such a substituted interest rate and/or Interest Period within thirty (30) days of the giving of such determination notice, the Administrative Agent shall set an interest rate and Interest Period to take effect from the expiration of the Interest Period in effect at the date of determination, which rate shall be equal to the Applicable Margin plus the cost to the Lenders and Participants (as certified by each Lender and Participant) of funding such Advance. In the event the state of affairs referred to in this Section 11.3 shall extend beyond the end of any Interest Period, the foregoing procedure shall continue to apply until circumstances are such that the Applicable Rate may be determined pursuant to Section 5.

    Determination of Losses. A certificate or determination notice of the Administrative Agent or any affected Lender or Participant, as the case may be, as to any of the matters referred to in this Section 11 shall, absent manifest error, be conclusive and binding on the Borrowers.

    Compensation for Losses. Where any portion of the Facility Balance is to be prepaid by the Borrowers pursuant to Section 11.1 the Borrowers agree simultaneously with such prepayment to pay to the affected Lender or Participant all accrued interest to the date of actual payment and all other sums payable by the Borrowers to such Lender or Participant pursuant to this Agreement together with such amounts as may be certified by such Lender or Participant to be necessary to compensate such Lender or Participant for any actual loss, premium or penalties incurred or to be incurred by it on account of funds borrowed to make, fund or maintain its portion of the Facility Balance for the remainder (if any) of the then current Interest Period or Periods, but otherwise without penalty or premium.

    Compensation for Breakage Costs. The Borrowers shall pay to the Lenders, Participants or any thereof, upon the request of any thereof such amount or amounts as shall be sufficient (in the reasonable opinion of the relevant Lenders and/or Participants) to compensate them for any loss, cost or expense incurred by them as a result of:

      any payment or prepayment (including any such prepayment made pursuant to Sections 2.10, 4.2 and 11.1) of the Advances on a date other than the last day of an Interest Period; or

      any failure by the Borrowers to borrow (including without limitation any such failure resulting from a condition precedent set forth in Section 3) or prepay the Advances held by any Lenders and/or Participants on the date for such borrowing or prepayment specified in the relevant request for such Advance or notice of prepayment delivered under Sections 2.2 or 4.2, respectively;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for such Advance or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date of such failure to borrow, in each case at the applicable rate of interest for such Advance provided for herein over (ii)  the amount of interest which otherwise would have accrued on such principal amount at a rate per annum equal to the interest component (as reasonably determined by the relevant Lenders and/or Participants) of the amount (as reasonably determined by such Lenders and/or Participants) the Lenders and/or Participants would have bid in the Eurocurrency market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such Interest Period. Any certification of a relevant Lender or Participant shall, absent manifest error, be conclusive and binding on the Borrowers as to the extent of any such losses.

    Currency Indemnity. (a) If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the "judgment currency") an amount due in Dollars under this Agreement or the Notes, then the conversion shall be made, in the discretion of the Administrative Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the "Conversion Date"); provided that the Administrative Agent shall not be entitled to recover under this clause any amount in the judgment currency which exceeds at the Conversion Date the amount in Dollars due under this Agreement and/or the Notes.

    (b) If there is a change in the rate of exchange prevailing between the Conversion Date and the date of actual payment of the amount due, the Borrowers shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Agreement and/or the Notes, in Dollars; any excess over the amount due received or collected by the Creditors and Participants shall be remitted to the Borrowers.

    (c) Any amount due from the Borrowers under Section 11.7(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement and/or the Notes.

    (d) The term "rate of exchange" in this Section 11.7 means the rate at which the Administrative Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

    Replacement of Lender or Participant. If the obligation of any Lender to make its pro rata share of any Advance has been suspended or terminated pursuant to Section 11.1, or if any Lender shall notify the Borrowers of the happening of any event leading to increased costs as described in Section 11.2, the Borrowers shall have the right, upon twenty (20) Banking Days' prior written notice to such Lender, to cause one or more banks (a "Replacement Lender(s)") (which may be one or more of the Lenders), each such Replacement Lender to be reasonably satisfactory to the Majority Lenders (determined for this purpose as if such transferor Lender had no Commitment and held no interest in the Note issued to it hereunder) and, in each case, with the written acknowledgment of the Administrative Agent, to purchase such Lender's pro rata share of the Advances and assume the Commitment of such Lender pursuant to an Assignment and Assumption Agreement. If one or more such banks are identified by the Borrowers and approved as being reasonably satisfactory to the Majority Lenders (determined as provided above), the transferor Lender shall consent to such sale and assumption by executing and delivering an Assignment and Assumption Agreement. Upon execution and delivery of an Assignment and Assumption Agreement by the Borrowers, the transferor Lender, the Replacement Lender and the Administrative Agent, and payment by the Replacement Lender to the transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Replacement Lender, such Replacement Lender shall become a Lender party to this Agreement (if it is not already a party hereto as applicable) and shall have all the rights and obligations of a Lender with a Commitment (which, if such Replacement Lender is already a party hereto, shall take into account such Replacement Lender's then existing Commitment hereunder) as set forth in such Assignment and Assumption Agreement and the transferor Lender shall be released from its obligations hereunder and no further consent or action by any other Person shall be required. In the event that the Administrative Agent, in its capacity as a Lender, is required to sell its pro rata share of the Advances and its Commitment hereunder pursuant to this Section 11.8, the Administrative Agent shall, promptly upon the consummation of any assignment pursuant to this Section 11.8, resign as Administrative Agent hereunder and the Borrowers shall (subject to the consent of the Majority Lenders) have the right to appoint another Agent as successor Administrative Agent, all in accordance with Section 14.8.

  FEES, EXPENSES AND INDEMNIFICATION

    Fees. The Borrowers shall pay the Administrative Agent (for the account of the Lenders) a commitment fee, on the undrawn portion of the Facility for the period commencing on the date hereof and ending on the Final Payment Date. Such commitment fee shall be a percentage per annum equal to thirty three percent (33%) of the Applicable Margin and shall be payable on the average undrawn portion of the Facility. Such fee shall accrue from day to day and be calculated on the basis of actual days elapsed over a 365/366 day year and shall be payable during the Facility Period quarterly in arrears payable on the last day of each March, June, September and December of each year. The Borrowers shall also pay the Administrative Agent such fees as the parties have agreed pursuant to the Fee Letter.

    Expenses. The Borrowers jointly and severally agree, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Administrative Agent for the payment of the reasonable, documented expenses of the Administrative Agent and (after the occurrence and during the continuance of an Event of Default) the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Administrative Agent's and the Lenders' rights or remedies with respect thereto or in the preservation of the Administrative Agent's and Lenders' priorities under documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable fees and disbursements of the Administrative Agent's counsel in connection therewith, as well as reasonable travelling expenses of the Administrative Agent, if any, in connection with the enforcement of this Agreement and the Notes and stamp and other similar taxes, if any, incident to the execution and delivery of the documents herein contemplated and to hold the Creditors free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrowers to the Administrative Agent or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrowers to such party or parties after payment thereof (if the Administrative Agent or the Lenders, in their sole discretion, choose to make such payment).

    Indemnification. Neither any Creditor nor any of its directors, officers, Administrative Agents or employees shall be liable to the Borrowers for any action taken or not taken by it in connection herewith in the absence of its own gross negligence or willful misconduct. The Borrowers hereby jointly and severally agree to indemnify the Creditors, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, any actual or proposed use of proceeds of the Advance hereunder, or any related transaction or claim; provided that (i) no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction and (ii) to the extent permitted by law, the Indemnitee shall provide the Borrowers with prompt notice of any such investigative, administrative or judicial proceeding after the Indemnitee becomes aware of such proceeding; provided, however, that the Indemnitee's failure to provide such notice in a timely manner shall not relieve the Borrowers of their obligations hereunder.

    Time of Payment. All amounts due under this Section 12 (unless otherwise provided in this Agreement) shall be payable no later than ten (10) Banking Days after written demand therefor.

  APPLICABLE LAW, JURISDICTION AND WAIVER

    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

    Jurisdiction. Each of the Borrowers hereby irrevocably submits, to the jurisdiction of the courts of the State of New York located in New York County and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any Creditor under this Agreement or any instrument delivered hereunder and hereby agrees that service of summons or other legal process thereon may be made by serving a copy of the summons or other legal process in any such action or proceeding (i) on the Borrowers by mailing or delivering the same by hand at the address indicated for notices in Section 15. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrowers as such, and shall be legal and binding upon the Borrowers for all purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrowers to any of the Creditors) against the Borrowers in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. In the event that any of the Borrowers shall not be conveniently available for such service, each Borrower hereby irrevocably appoints the Person who then is the Secretary of State of the State of New York as its attorney-in-fact and Administrative Agent. The Borrowers will advise the Administrative Agent promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, a Creditor may bring any legal action or proceeding in any other appropriate jurisdiction.

    Waiver of Jurisdiction, Forum Non Conveniens. Each of the Borrowers hereby and irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in any way connected with this Agreement and the Notes in any court referred to in Section 13.2 other than by the last sentence thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

    WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG EACH OF THE BORROWERS AND EACH OF THE CREDITORS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE NOTES.

  THE ADMINISTRATIVE AGENT
    Appointment and Authorization

(a) Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The Administrative Agent hereby accepts such appointment.

      Each of the Creditors irrevocably appoints the Administrative Agent as trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Creditors or any of them or for the benefit thereof under or pursuant to this Agreement or the Notes (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Creditor in this Agreement or the Notes), (ii) all moneys, property and other assets paid or transferred to or vested in any Creditor or any agent of any Creditor or received or recovered by any Creditor or any agent of any Creditor pursuant to, or in connection with, this Agreement or the Notes whether from any Borrower or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Creditor or any agent of any Creditor in respect of the same (or any part thereof). The Administrative Agent hereby accepts such appointment.

    Administrative Agent and Affiliates. With respect to that portion of the Facility made by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not an Administrative Agent and the terms "Lender" and "Lenders" shall include each Administrative Agent in its capacity as a Lender. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with, the Borrowers as if it were not the Administrative Agent hereunder.

    Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Event of Default, except, in the case of the Administrative Agent, as expressly provided in Section 9. The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement and the Notes, unless the Administrative Agent shall have been instructed by the Majority Lenders (or, to the extent provided herein, all of the Lenders) to exercise such rights or to take or refrain from taking such action; provided, however, that the Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law.

    Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for one or more of the Borrowers), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

    Liability of the Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Majority Lenders or (b) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Advance hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Section 3, except receipt of items required to be delivered to such Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall be entitled to assume that this Agreement, the Notes or any other instrument or writing furnished in connection herewith are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

    Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, judgment, suit, loss, damage, obligation, penalty, disbursement or liability of any kind whatsoever (except such as result from such indemnitee's gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with or in any way relating to or arising out of this Agreement or the Notes or that such indemnitees may suffer or incur in connection with any action taken or omitted by such indemnitees hereunder or thereunder. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or waiver of any provision of, or legal advice in respect of rights or responsibilities under, this Agreement or the Notes, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers and to the extent the same does not result from the gross negligence or willful misconduct of the Administrative Agent. Under no circumstances shall the Administrative Agent be obligated to expend its own funds for the protection of the interests of the Lenders, but the Administrative Agent shall be entitled to be indemnified to its satisfaction hereunder by the Lenders prior to taking any action or expending any funds hereunder.

    Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Lenders shall appoint a successor Administrative Agent, subject to the consent of the Borrowers, such consent not to be unreasonably withheld. The Borrowers hereby consent to the appointment of any successor Administrative Agent that is a Creditor. If no successor Administrative Agent shall have been so appointed by the Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank or trust company of recognized standing having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

    Administrative Fee. In connection with any assignment pursuant to Section 10.1, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,000.

    Distribution of Payments. Whenever any payment is received by the Administrative Agent from the Borrowers for the account of the Lenders, or any of them, whether of principal or interest on the Notes, or otherwise, it will thereafter cause like funds relating to such payment to be promptly distributed ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Agreement. Notwithstanding any other provision of this Agreement, the Administrative Agent (a) may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Administrative Agent from that Lender under this Agreement or any sum which the Administrative Agent is then entitled under this Agreement to require that Lender to pay on demand, and (b) shall not be obliged to make available to the Borrowers or any Lender any sum which the Administrative Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender until the Administrative Agent has satisfied itself that it has received that sum.

    Holder of Interest in Notes. The Administrative Agent may treat each Lender as the holder of all of the interest of such Lender in the Note unless and until the Administrative Agent has received a copy of an Assignment and Assumption Agreement evidencing the transfer of all or any part of such Lender's interest in the Facility and the requirements for assignment set forth in Section 10.1 have been met.

    Assumption re Event of Default. Except as otherwise provided in Section 14.13, the Administrative Agent shall be entitled to assume that no Default or Event of Default, has occurred and is continuing, unless the Administrative Agent has been notified by the Borrowers of such fact or has been notified by a Lender that such Lender considers that a Default or Event of Default (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Administrative Agent shall have been notified by any party in the manner set forth in the preceding sentence of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement and under the Notes as the Majority Lenders (or, to the extent provided herein, all of the Lenders) shall request in writing.

    Notification of Event of Default. The Administrative Agent hereby undertakes promptly to notify the Lenders, and each of the Lenders hereby undertakes promptly to notify the Administrative Agent and the other Lenders, of the existence of any Event of Default which shall have occurred and be continuing of which the Administrative Agent or such Lender has actual knowledge.

    Limitations of Liability of Creditors. None of the Creditors shall be under any liability or responsibility whatsoever:

      to any Borrower or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Creditor or any other person of any of its or their respective obligations under this Agreement or under the Notes;

      to any other Creditor as a consequence of any failure or delay in performance by, or any breach by, any Borrower of any of its respective obligations under this Agreement or under the Notes; or

      to any other Creditor for any statements, representations or warranties contained in this Agreement or in any document or instrument delivered in connection with the transactions hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the other Transaction Documents or any document or instrument delivered in connection with the transactions hereby contemplated.

  NOTICES AND DEMANDS

  All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to the Borrowers and the Administrative Agent at their respective addresses or telecopy numbers set forth below and to any Lender at the address or telecopy number set forth on Schedule I or at such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy or e-mail, when such telecopy or e-mail is transmitted to the telecopy number or e-mail address, as the case may be, specified in this Section and (telephonic, in the case of a telecopy) confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

If to the Borrowers:

c/o OSG Ship Management, Inc. 511 Fifth Avenue New York, New York 10017 Attention: Ian Blackley Telephone: (212) 578-1774 Fax: (212) 578-1832 E-mail: iblackley@osg.com

and

DnB NOR Bank ASA New York Branch 200 Park Avenue New York, New York 10166

Telephone: (212) 681-3863 Fax: (212) 681-3900 Attention: Nikolai Nachamkin
  LIMITATION OF LIABILITY/SURVIVAL
  OF LIABILITY/CONTINUING INDEMNITIES

    Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, in the event that any court or other judicial body of competent jurisdiction determines that legal principles of fraudulent conveyances, fraudulent transfers or similar concepts are applicable in evaluating the enforceability against any Borrower or its respective assets of this Agreement and that under such principles, this Agreement would not be enforceable against such Borrower or its assets unless the following provisions of this Section 16.1 had effect, then, the maximum liability of each Borrower hereunder (the "Maximum Liability Amount") shall be limited so that in no event shall such amount exceed the lesser of (i) the aggregate outstanding principal amount of the Facility and (ii) an amount equal to the aggregate, without double counting, of (a) ninety-five percent (95%) of such Borrower's Adjusted Net Worth (as hereinafter defined) on the date hereof, or on the date enforcement of this Agreement is sought (the "Determination Date"), whichever is greater and (b) the amount of any Valuable Transfer (as hereinafter defined) to such Borrower; provided that such Borrower's liability under this Agreement shall be further limited to the extent, if any, required so that the obligations of such Borrower under this Agreement shall not be subject to being set aside or annulled under any applicable law relating to fraudulent transfers or fraudulent conveyances. As used herein "Adjusted Net Worth" of the respective Borrower shall mean, as of any date of determination thereof, an amount equal to the lesser of (a) an amount equal to the excess of (I) the amount of the present fair saleable value of the assets of such Borrower over (ii) the amount that will be required to pay such Borrower's probable liability on its then existing debts, including contingent liabilities (exclusive of its contingent liabilities hereunder), as they become absolute and matured, and (b) an amount equal to (i) the excess of the sum of such Borrower's property at a fair valuation over (ii) the amount of all liabilities of such Borrower, contingent or otherwise (exclusive of its contingent liabilities hereunder), as such terms are construed in accordance with applicable laws governing determinations of the insolvency of debtors. In determining the Adjusted Net Worth of a Borrower for purposes of calculating the Maximum Liability Amount for such Borrower, the liabilities of such Borrower to be used in such determination pursuant to each clause (ii) of the preceding sentence shall in any event exclude (a) the liability of such Borrower under this Agreement and (b) the liabilities of such Borrower subordinated in right of payment to this Agreement. As used herein "Valuable Transfer" shall mean, in respect of such Borrower, (a) all loans, advances or capital contributions made to such Borrower with proceeds of the Facility, (b) all debt securities or other obligations of such Borrower acquired from such Borrower or retired by such Borrower with proceeds of the Facility, (c) the fair market value of all property acquired with proceeds of the Facility and transferred, absolutely and not as collateral, to such Borrower, (d) all equity securities of such Borrower Party acquired from such Borrower with proceeds of the Facility, and (e) the value of any other economic benefits in accordance with applicable laws governing determinations of the insolvency of debtors, in each such case accruing to such Borrower as a result of the Facility and this Agreement.

  MISCELLANEOUS

    Time of Essence. Time is of the essence under this Agreement but no failure or delay on the part of any Creditor to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

    Severability. In case any one or more of the provisions contained in this Agreement or in the other Transaction Documents would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Borrowers, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

    References. References herein to Articles, Sections (or subdivisions of Sections), Schedules, Annexes or Exhibits are to be construed as references to articles, sections (or subdivisions of sections) of, and schedules, annexes or exhibits to, this Agreement or the other Transaction Documents, as applicable, unless the context otherwise requires.

    Further Assurances. Each of the Borrowers hereby agrees that if this Agreement or the other Transaction Documents shall at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order more effectively to accomplish the purposes of this Agreement and/or the other Transaction Documents.

    Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Borrowers on the one part, and the Creditors, on the other part, whether written or oral, are superseded by and merged into this Agreement and the other Transaction Documents as to the subject matter hereof or thereof, which alone fully and completely express the agreements between the Borrowers and the Creditors as to such subject matter.

    Entire Agreement, Amendments. This Agreement, the Notes and the other Transaction Documents constitute the entire agreement of the parties hereto as to the subject matter hereof or thereof, including all parties added hereto pursuant to an Assignment and Assumption Agreement. Any provision of this Agreement, the Notes or the other Transaction Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Majority Lenders, which term, in the case one Lender has an aggregate Commitment exceeding fifty percent (50%) of the total Commitments or if the Commitments have been terminated, one Lender holds in the aggregate of fifty percent (50%) or more of the Facility Balance, for the purposes of this Section 17.6 shall mean the Lenders whose aggregate Commitments exceed seventy-five percent (75%) of the total Commitments or if the Commitments have been terminated, Lenders holding in the aggregate in excess of seventy-five percent 75% of the Facility Balance (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no amendment or waiver shall, unless signed by all the Lenders, (a) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation, (b) reduce the principal of or rate of interest on any Advance or any fees hereunder, (c) postpone the date fixed for any payment of principal of or interest on any Advance or any fees hereunder or for any termination of any Commitment, (d) amend Section 9, (e) waive any condition precedent to the making of a Advance (other than the condition precedent set forth in Section 3.2(a)), (f) if any collateral shall have been granted pursuant to Section 8.1(B)(e), release any such collateral, (g)  consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement or the other Transaction Documents or (g) amend or modify the definition of "Majority Lenders" or this Section 17.6 or otherwise change the percentage of the Commitments or the aggregate unpaid principal amount of the Facility Balance, or the number or category of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or under any other provision of this Agreement.

    Headings. In this Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

    Survival. The obligations of the Borrowers under Sections 6, 9.2, 11 and 12 shall survive the termination of this Agreement and the payment in full of all obligations hereunder.

    Confidentiality. The Creditors shall hold all non-public information (either in the form of non-public documentation relating to the Facility or which otherwise has been identified as non-public information by the Borrowers) obtained pursuant to the requirements of this Agreement confidential for so long as such information remains non-public in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event shall have the right to make disclosure (1) to any of their respective examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement, (2) as reasonably required by any bona fide transferee or Participant, to a potential bona fide transferee or Participant, (3) as required or requested by any Authority or pursuant to legal process, (4) as required by Applicable Law or (5) in connection with any litigation to which both a Creditor and a Borrowers are parties; provided, however, that:

      unless specifically prohibited by Applicable Law or court order, such Administrative Agent or Lender shall notify the Borrowers of any request by any Authority (other than any such request in connection with an examination of the financial condition of such Administrative Agent or Lender by such Authority) for disclosure of any such non-public information as soon as possible after any such request;

      any such bona fide transferee or Participant by their acceptance of such assignment or participation shall be deemed to have agreed (i) to be bound by this Section 17.9 and (ii) to require any other Person to whom such transferee or Participant discloses such non-public information to be similarly bound by this Section 17.9;

      the Creditors shall require any potential bona fide transferee or Participant to whom the Creditors may disclose such non-public information to be bound by a confidentiality agreement containing provisions substantially identical to this Section 17.9 (except that that such Person shall be obligated to return any materials furnished by the Borrower if it does not become a transferee or Participant) or incorporating the same by reference;

      except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein (but in such case, the Creditors may retain any materials furnished by the Borrowers in accordance with their customary credit or document retention policies), the Creditors shall not be obligated or required to return any materials furnished by the Borrowers; and

      the Creditors shall not be bound by the terms of this Section 17.9 with respect to any information which has become or becomes publicly known or available through means other than a breach of this Agreement.

    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

    WAIVER OF IMMUNITY. TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE NOTES.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representative as of the day and year first above written.

OVERSEAS SHIPHOLDING GROUP, INC.,
as Borrower

By /s/Myles R. Itkin
Name: Myles R. Itkin
Title: Senior Vice President, Treasurer and Chief Financial Officer

OSG BULK SHIPS, INC.,
as Borrower

By /s/Myles R. Itkin
Name: Myles R. Itkin
Title: Senior Vice President and Treasurer

OSG INTERNATIONAL, INC.,
as Borrower

By /s/Myles R. Itkin
Name: Myles R. Itkin
Title: Senior Vice President and Treasurer

DnB NOR BANK ASA,
acting through its New York branch,
as Administrative Agent and Lender

By /s/Nikolai A. Nachamkin
Name: Nikolai A. Nachamkin
Title: Senior Vice President

By /s/Trules Negard
Name: Trules Negard
Title: General Manager/EVP

SCHEDULE I

Lenders	Commitment
DnB NOR Bank ASA, acting through its New York Branch 200 Park Avenue New York, NY 10166 Telephone: (212) 681-3863 Fax: (212) 681-3900 Attention: Nikolai Nachamkin	$500,000,000

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

between

[NAME OF ASSIGNOR]

and

[NAME OF ASSIGNEE]

______________,

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of ___________, ____ between [NAME OF ASSIGNOR], a [bank]/[corporation] organized under the laws of [JURISDICTION OF ASSIGNOR] (the "Assignor"), and [NAME OF ASSIGNEE], a [bank]/[corporation] organized under the laws of [JURISDICTION OF ASSIGNEE] (the "Assignee"), supplemental to:

      that certain Credit Agreement, dated as of January __, 2005 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement"), made among (a) Overseas Shipholding Group, Inc., OSG Bulk Ships, Inc. and OSG International, Inc., as borrowers (the "Borrowers"), (b) the banks and financial institutions parties thereto as lenders (the "Lenders"), including the Assignor, (c) DnB NOR Bank ASA, acting through its New York Branch, as Administrative Agent and security trustee (the "Administrative Agent"), and pursuant to which the Lenders agreed to make available to the Borrowers an unsecured senior revolving credit facility of up to $500,000,000 (the "Facility"); and

      each promissory note made by the Borrowers payable to the order of each Lender dated January __, 2005 (collectively, the "Note") evidencing the Facility.

Except as otherwise defined herein, terms defined in the Credit Agreement have the same meaning when used herein.

In consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      The Assignor hereby sells, transfers and assigns to the Assignee, without recourse, ___% of the Assignor's right, title and interest in, to and under the: (a) Credit Agreement and (b) its Note (including, without limitation, its interest in the indebtedness evidenced by such Note). Simultaneously herewith, the Assignee shall pay to the Assignor an amount equal to the purchase price agreed between them in a separate writing.

      The Assignee hereby assumes ___% of the obligations of the Assignor under the Credit Agreement and shall hereafter be a "Lender" for all purposes of the Credit Agreement and the Note, the Assignee's Commitment thereunder being $________ in respect of the Facility.

      The Assignee shall pay an administrative fee of Three Thousand Dollars ($3,000) to the Assignor to reimburse the Administrative Agent for its cost in processing the assignment and assumption herein contained.

      If it is not a U.S. person, the Assignee shall, on or prior to the date hereof and from time to time thereafter when required by applicable provisions of the United States Internal Revenue Code, provide the Borrowers with two duly completed copies of Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that the Assignee is entitled to benefits under an income tax treaty to which the United States is a party that exempts withholding tax on payments under the Credit Agreement and the Note or certifying that the income receivable pursuant to the Credit Agreement or the Note is effectively connected with the conduct of a trade or business in the United States.

      The Assignee irrevocably designates and appoints the Administrative Agent as its agent, and irrevocably authorizes the Administrative Agent, to take such action on its behalf and to exercise such powers on its behalf under the Credit Agreement and under its Note, each as supplemented hereby, as are delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto all as provided in Section 14 of the Credit Agreement.

      The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrowers, or the validity and enforceability of the obligations of the Borrowers in respect of the Credit Agreement or the Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor or the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.

      Every notice or demand under this Agreement shall be in writing and may be given by telecopy and shall be sent as follows:

      If to the Assignor:

      [NAME OF ASSIGNOR]
      [ADDRESS]
      Attention:
      Telephone:
      Facsimile:
      E-mail:

      If to the Assignee:

      [NAME OF ASSIGNEE]
      [ADDRESS]
      Attention:
      Telephone:
      Facsimile:
      E-mail:

      Every notice or demand hereunder shall be deemed to have been received at the time of receipt thereof. The Assignee designates its address given above as its address for notices pursuant to Section 15 of the Credit Agreement.

      EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      This Agreement may be executed in several counterparts with the same effect as if the parties executing such counterparts executed one agreement as of the date hereof and each counterpart when executed and delivered shall be deemed to be an original and all of such counterparts together shall constitute this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[NAME OF ASSIGNOR] By Name: Title:
[NAME OF ASSIGNEE] By Name: Title:

Consented and Agreed this __day of _____________, ____:

OVERSEAS SHIPHOLDING GROUP, INC. By_______________________________ Name: Title: OSG BULK SHIPS, INC.
By______________________________
Name: Title:
OSG INTERNATIONAL, INC.
By______________________________
Name: Title:

EXHIBIT B

PROMISSORY NOTE

US $	________ __, 2005
New York, New York

FOR VALUE RECEIVED, each of the undersigned, OVERSEAS SHIPHOLDING GROUP, INC., a corporation organized and existing under the laws of the State of Delaware, OSG BULK SHIPS, INC., a corporation incorporated under the laws of New York, and OSG INTERNATIONAL, INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (each, a "Borrower" and collectively, the "Borrowers"), hereby jointly and severally promises to pay to the order of [INSERT NAME OF BANK], a corporation organized and existing under the laws of [__________], (the "Lender"), at its office at [INSERT ADDRESS], or as it may otherwise direct, the principal sum of [INSERT AMOUNT OF COMMITMENT] United States Dollars ($__________) or, if less, the aggregate unpaid principal amount of the Advance from time to time outstanding made by the Lender to the Borrowers pursuant to the Credit Agreement, dated as of January __, 2005, by and among (i) the Borrowers, (ii) the banks and financial institutions whose names and addresses are set forth in Schedule I thereto, and (iii) DnB NOR Bank ASA, acting through its New York branch, as Administrative Agent and lender (as amended, restated, modified or supplemented from time to time, the "Credit Agreement"). The Borrowers shall repay the principal amount of such Advances as provided in Section 4 of the Credit Agreement, but in any event no later than the Final Payment Date.

Words and expressions used herein (including those in the foregoing paragraph) and defined in the Credit Agreement shall have the same meaning herein as therein defined.

Each Advance shall bear interest at the rate as set forth in Section 5.1 of the Credit Agreement. Any principal payment not paid when due, whether by acceleration or otherwise, shall bear interest thereafter at the Default Rate. All interest shall accrue and be calculated on the actual number of days elapsed and on the basis of a 360 day year and be payable as provided in the Credit Agreement.

Both principal and interest are payable in Dollars or the applicable Alternate Currencies to the Administrative Agent, at its office located at 200 Park Avenue, New York, New York 10166 (or to such other branch of the Lender as the Lender may direct).

The Lender may endorse the amount and the date of the making of each Advance evidenced hereby and each payment of principal hereunder on the grid annexed hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that any failure to endorse such information on such grid shall not in any manner affect the obligation of the Borrowers to make payment of principal and interest in accordance with the terms of this Promissory Note.

If this Promissory Note or any payment required hereunder becomes due and payable on a day which is not a Banking Day the due date thereof shall be extended until the next following Banking Day (in which event, interest shall be payable during such extension at the rate applicable immediately prior thereto), unless such next following Banking Day falls in the following month in which case such payment shall be payable on the Banking Day next preceding the day on which such payment would otherwise be payable.

Amounts due hereunder may be prepaid in accordance with the terms of the Credit Agreement.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. Upon the occurrence of any Event of Default, the principal hereof and accrued interest hereon may become, or may be declared to be and shall thereupon become, forthwith due and payable.

Presentment, demand, protest and notice of dishonor of this Promissory Note and any other notice of any kind are hereby expressly waived.

THE BORROWERS AND, BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PROMISSORY NOTE.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Promissory Note on the date and year first above written.

OVERSEAS SHIPHOLDING GROUP, INC.

By_____________________________
Name:
Title:

OSG BULK SHIPS, INC.
By_____________________________
Name:
Title:

OSG INTERNATIONAL, INC.
By_____________________________
Name:
Title:

Date	Amount of Advance/Currency	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C

DRAWDOWN NOTICE

___________ __, ____

DnB NOR BANK ASA

New York Branch
200 Park Avenue
New York, New York 10017
Attention: Nikolai Nachamkin

Attention:

Ladies and Gentlemen:

Please be advised that, in accordance with the terms of Section 2.4 of the Credit Agreement, dated as of January __, 2005, among (i) Overseas Shipholding Group, Inc., OSG Bulk Ships, Inc. and OSG International, Inc., as borrowers (the "Borrowers"), (ii) the banks and financial institutions listed on Schedule I thereto, as lenders, and (iii) DnB NOR Bank ASA, acting through its New York branch, as Administrative Agent (the "Credit Agreement"), the undersigned hereby gives you notice of drawdown of a Advance. All terms used herein, shall have the meanings given thereto in the Credit Agreement.

Name(s) of Borrower(s) (and allocation if more than one Borrower):	_______________________
Amount of Advance:	US$___________________
Currency: Drawdown Date: (at least two Banking Days after date of Notice):
Initial Interest Period (may not end later than ____):	[7 day/1/3/6/12 month(s)]
Disbursement Instructions: (account name, number and location for each Borrower):	________________________ ________________________ ________________________

We hereby warrant that the representations and warranties stated in Section 7 (updated mutatis mutandis) of the Credit Agreement are true and correct on the date hereof and will be true and correct on the date that the Advance requested by this drawdown notice is made and that no Default or Event of Default has occurred and is continuing.

In the event that the Lenders and Participants, if any, shall not be obliged under the terms of the Credit Agreement to make the above requested Advance (including, without limitation any such failure resulting from the failure of the Borrowers to satisfy a condition precedent set forth in Section 3 of the Credit Agreement), the Borrowers shall indemnify and hold fully harmless the Lenders, Participants or any of them, against any losses which the Lenders, Participants or any of them, may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement in respect thereof and the certificate of the relevant Lender or Participant shall, absent manifest error, be conclusive and binding on the Borrowers as to the extent of any such losses.

This Drawdown Notice is effective upon receipt by you and shall be irrevocable.

OVERSEAS SHIPHOLDING GROUP, INC.

By__________________________________
Name: Title:

OSG BULK SHIPS, INC.

By__________________________________
Name: Title:
OSG INTERNATIONAL, INC.

By__________________________________
Name: Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

from

OVERSEAS SHIPHOLDING GROUP, INC.,
as Guarantor

to

DnB NOR BANK ASA,
acting through its New York branch,
as Administrative Agent

__________________, ____

FORM OF COMPLIANCE CERTIFICATE

CERTIFICATE OF THE CHIEF FINANCIAL OFFICER
OF
OVERSEAS SHIPHOLDING GROUP, INC.
FOR THE PERIOD ENDED ______________

Reference is made to that certain Credit Agreement, dated as of January __, 2005 (as amended from time to time, the "Credit Agreement"), among (i) OVERSEAS SHIPHOLDING GROUP, INC. ("OSG"), OSG BULK SHIPS, INC. ("OSG Bulk") and OSG INTERNATIONAL, INC. (collectively with OSG and OSG Bulk, the "Borrowers"), (ii) the banks and financial institutions which are parties to the Credit Agreement (the "Lenders") and (iii) DnB NOR Bank ASA, acting through its New York branch, as administrative agent (the "Administrative Agent"). Capitalized terms used herein without definition have the meanings ascribed thereto in the Credit Agreement. The undersigned, being the chief financial officer of OSG hereby certifies, on behalf of each of the Borrowers, to the Administrative Agent and the Lenders as follows:

(i) I have reviewed the [audited] consolidated balance sheet of OSG and the Subsidiaries dated as of ________________ and the related [audited] consolidated statements of operations and retained earnings and cash flows for the ________ period then ended and such financial statements fairly present the financial condition of OSG and the Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods indicated; and

(ii) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of OSG and the Subsidiaries during the accounting period covered by the financial statements referred to in clause (i) above; and

(iii) such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have knowledge of the existence of any such condition or event as at the date of this Certificate [EXCEPT, [IF SUCH CONDITION OR EVENT EXISTED OR EXISTS, DESCRIBE THE NATURE AND PERIOD OF EXISTENCE THEREOF AND WHAT ACTION OSG OR ANY SUBSIDIARY, AS THE CASE MAY BE, HAS TAKEN, IS TAKING AND PROPOSES TO TAKE WITH RESPECT THERETO]]; and

(iv) the Borrowers are in compliance with the covenants contained in Section 8 of the Credit Agreement, including, without limitation the covenants set forth in Sections 8.1(B)(c) through 8.1(d), 8.2(a), (c) and (g), and Annex A attached hereto shows the calculation thereof in sufficient detail as to permit the verification thereof by the Administrative Agent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this _____ day of ______________.

OVERSEAS SHIPHOLDING GROUP, INC.

By:__________________________________
Name:
Title:

ANNEX A

EXHIBIT E

Interest Notice

[Date]

DnB NOR BANK ASA

New York Branch
200 Park Avenue
New York, New York 10017
Attention: Nikolai Nachamkin

Ladies and Gentlemen:

Please be advised that, in accordance with the Credit Agreement dated as of January __, 2005, between, (i) Overseas Shipholding Group, Inc. ("OSG"), OSG Bulk Ships, Inc. and OSG International, Inc., as borrowers (the "Borrowers"), (ii) the banks and financial institutions listed on Schedule I thereto, as lenders, and (iii) yourselves, as administrative agent and lender (the "Credit Agreement"), the undersigned hereby notify you of OSG's current rating level, and that the duration and Applicable Margin in respect of the Interest Period to commence [insert date of commencement of next Interest Period] shall be as follows:

Interest Period:	[seven day][one, three, six or twelve month(s)]

The undersigned hereby represents and warrants that (a) the representations and warranties stated in Section 7 of the Credit Agreement (updated mutatis mutandis) are true and correct on the date hereof and will be true and correct on the Drawdown Date specified above as if made on such date, and (b) no Event of Default has occurred and is continuing or will have occurred and be continuing on the Drawdown Date, and no event has occurred or is continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

Very truly yours, OVERSEAS SHIPHOLDING GROUP, INC.

By__________________________________
Name: Title:

OSG BULK SHIPS, INC.

By__________________________________
Name: Title:

OSG INTERNATIONAL, INC.

By__________________________________
Name: Title: